UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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JOHN BEAN TECHNOLOGIES  CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 29, 2018

Dear JBT Corporation Stockholder:

It is my pleasure to invite you to attend the 2018 Annual Meeting of Stockholders of John Bean Technologies Corporation, which will be held on Friday, May 11, 2018 at 9:30 a.m., Central Time, at 70 West Madison Street, 2nd Floor Conference Center, Chicago, Illinois. At the meeting, we will ask our stockholders to approve our nominees for directors; approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers described in the accompanying Proxy Statement; and ratify the appointment of KPMG LLP as our auditor for 2018. You may vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 15, 2018.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting. The Proxy Statement includes a description of our executive compensation program, which is designed to provide competitive, performance-based compensation that places a significant portion of our named executive officers’ compensation at risk. Our named executive officers’ at-risk compensation depends on our achievement of pre-approved performance measures designed to ensure we provide long-term value to our stockholders. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our proxy requests an advisory vote from stockholders on our named executive officers’ compensation, which we request annually in accordance with our previous advisory vote of our stockholders and the direction of our Board of Directors.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE NON-BINDING RESOLUTION REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR AUDITOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend the Annual Meeting of Stockholders, please send written notification to our Corporate Secretary, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk for the meeting.

Stockholders may help us reduce printing and mailing costs and conserve resources by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

Sincerely,

Thomas W. Giacomini
Chairman of the Board

NOTICE OF THE 2018

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 11, 2018 at 9:30 a.m., Central Time

70 West Madison Street, 2nd Floor Conference Center, Chicago, IL 60602

The 2018 Annual Meeting of Stockholders of John Bean Technologies Corporation will be held at the time and place noted above. At the meeting we will ask our stockholders to:

1.	Re-elect two directors, C. Maury Devine and James M. Ringler, each for a term of three years;
2.	Approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers as described in the Proxy Statement for the 2018 Annual Meeting;
3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018; and
4.	Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.
By Order of the Board of Directors

James L. Marvin
Executive Vice President, General
Counsel and Secretary

INFORMATION ABOUT VOTING

Who is soliciting my vote? — The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. On March 29, 2018, we began to mail to our stockholders of record as of the close of business on March 15, 2018, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail or electronically delivered by e-mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice or e-mail instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail or e-mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice or e-mail.

What am I voting on? — The agenda for the Annual Meeting is to:

1.	Re-elect two directors: C. Maury Devine and James M. Ringler;
2.	Approve on an advisory basis a non-binding resolution regarding the compensation of our named executive officers as described in this Proxy Statement;
3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018; and
4.	Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

Who can vote? — You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 15, 2018. Each share of Common Stock is entitled to one vote. As of March 15, 2018, we had 31,577,182 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, if you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote? — If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, bank or other nominee. You may vote your shares in one of the following ways:

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You can attend the Annual Meeting and cast your vote there if you are a stockholder of record as of the close of business on the record date or you have a proxy from the record holder designating you as the proxy.

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If you received printed proxy materials, you may submit your proxy by mail by signing, dating and returning your proxy card or voting instruction card prior to the Annual Meeting. If you do, the individuals named on the card will vote your shares in the way you indicate.

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You can vote by telephone or through the Internet in accordance with the instructions provided in the electronic distribution through e-mail, notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

If you hold your shares in street name (through a bank, broker or other nominee) it is critical that you cast your vote if you want it counted on Proposals 1 and 2. Proposals 1 and 2 are not routine matters, and therefore your bank or broker may not vote your uninstructed shares on Proposals 1 and 2 on a discretionary basis. As a result, if you hold your shares in street name, and you do not instruct your bank or broker how to vote on Proposals 1 and 2, no votes will be cast on those Proposals on your behalf. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Central Time on May 10, 2018. If you vote by telephone or through the Internet, you do not have to return a proxy card.

Who counts the votes? — Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting? — Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our outstanding shares of Common Stock as of March 15, 2018, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What is a broker non-vote? — If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the Annual Meeting but are counted for purposes of establishing a quorum at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on Proposal 3, the ratification of the appointment of our auditor, even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals? — The election of directors at the 2018 Annual Meeting will be an uncontested election. Accordingly, the election of directors will be determined by a majority voting standard. This means that a director nominee will be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Only votes “FOR” or “AGAINST” will affect the outcome. Abstentions and broker non-votes will be disregarded. The Nominating and Governance Committee has established procedures under which any incumbent director who is not elected shall offer to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision within ninety (90) days after the date of certification of the election results.

For the proposals for (i) approval, on an advisory basis, of a non-binding resolution regarding the compensation of our named executive officers, and (ii) ratification of our Audit Committee’s appointment of KPMG LLP as our independent public accounting firm for 2018, the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting will be required. Abstentions have the effect of a vote against such proposals, and broker non-votes have no effect on the outcome of the vote on such proposals.

Could other matters be decided at the Annual Meeting? — As of the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2017 Annual Report on the Internet? — The Notice of Annual Meeting, Proxy Statement and 2017 Annual Report may be viewed and downloaded from the website www.envisionreports.com/JBT.

Can I revoke a proxy after I submit it? —You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

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Delivering a written notice revoking your proxy to our Corporate Secretary at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;
•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares prior to the cut-off for voting; or
•	Attending the Annual Meeting and voting in person.

Who can attend the Annual Meeting? — The Annual Meeting is open to all holders of Common Stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees and the orderly conduct of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting? — Yes, you will need an admission ticket or proof of ownership of Common Stock to enter the Annual Meeting. If your shares are registered in your name and you received the proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN JBT CORPORATION COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE ANNUAL MEETING.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

The Board of Directors currently consists of seven members. We have three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2018 Annual Meeting will expire at the 2021 Annual Meeting.

The nominees for director this year are C. Maury Devine and James M. Ringler. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;
•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or
•	the size of the Board of Directors may be reduced.

Vote Required

The election of directors will be determined by a majority voting standard. This means that a director nominee will be elected to the Board of Directors only if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.

The Board of Directors recommends a vote FOR the re-election of
C. Maury Devine and James M. Ringler.

Proposal 2: Advisory Vote on Named Executive Officer Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking an advisory vote on a non-binding resolution from our stockholders on the compensation of our executive officers whose compensation is included in the Summary Compensation Table of this Proxy Statement (our “named executive officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement.

At our Annual Meeting held in 2017, our stockholders approved the compensation of our named executive officers as disclosed in our 2017 Proxy Statement in a non-binding “say on pay” vote by over 97% percent of the votes cast. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinion of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold an advisory “say on pay” vote every year based on a previous advisory vote regarding frequency.

As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to attract, engage and retain talented individuals and motivate them to create long-term stockholder value by achieving performance objectives and strategic goals and appropriately managing risk. Our program is designed to:

•	Closely link compensation with company financial performance targets and achievement of individual objectives
•	Drive our key business strategies
•	Align the interests of our executives with our stockholders
•	Provide competitive compensation opportunities that attract, engage and retain talented people

In the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” we describe our executive compensation programs in more detail, including the philosophy and business strategy underpinning the programs, the individual design elements of the compensation programs, and information about how our compensation plans are administered. We encourage stockholders to review this section of the Proxy Statement.

Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives linked to financial performance metrics. We have chosen the selected metrics to align the compensation of our named executive officers to our business strategy.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure a close alignment between our business strategy and executive compensation opportunities. Over the past several years, under the leadership of our Compensation Committee, we have made a number of modifications to the structure of our executive compensation programs to ensure that the proportion of short- and long-term annual incentive compensation that is based upon objective business performance results has remained significant, and maintain a close alignment between business performance measures for incentive compensation awards and our company’s core strategic objectives.

For 2017, the Compensation Committee set financial performance target levels for short-term incentive compensation awards that required significant year-over-year improvement over strong 2016 results. The financial performance target levels set by the Compensation Committee for the long-term incentive compensation awards with the three-year performance period beginning in 2017 will also require significant and sustained improvement over our 2016 results.

As illustrated by these actions, the Compensation Committee has strived to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. Our Compensation Committee and the Board of Directors believes that the policies and programs described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our strategic objectives and have contributed to our positive financial performance.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and narrative descriptions that accompany those tables in this Proxy Statement, is hereby approved.

Effect of Proposal

Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors and will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors and the Compensation Committee value the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors and the Compensation Committee will carefully consider the outcome of the advisory vote on named executive officer compensation and those opinions when making future compensation decisions.

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent public accountants since our inception in July 2008. The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the independent auditors for us for the fiscal year ending December 31, 2018, and the Board of Directors has directed that we submit the selection of the independent auditors for ratification by the stockholders at the Annual Meeting.  We are not required to submit the appointment of KPMG LLP for ratification by our stockholders.  However, we are doing so as a matter of good corporate practice.  If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such an appointment would be in our best interests and that of our stockholders.

For 2016 and 2017, KPMG LLP’s fees were as follows:

	$(000s)
	2016	2017
Audit Fees (1)	2,732	3,555
Audit-Related Fees (2)	0	376
Tax Fees (3)	15	36
Total	2,747	3,967

(1)

Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10‑Q. A portion of the 2016 Audit Fee amount shown above represents certain Audit Fees for the 2015 fiscal year that were not billed and paid until after the publication of the 2016 proxy statement. This amount equals $585,000.

(2)	Audit-Related Fees are assurance and related services that are traditionally performed by the independent auditor.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP summarized in the table above during 2016 and 2017.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR ratification of the appointment of
KPMG LLP as the Company’s independent registered public accounting firm for 2018.

BOARD OF DIRECTORS

Nominees for Directors

Class I - Term Expiring in 2021

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway, an oil and gas exploration company Age: 67 Director Since: 2008

Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations and from 1988 to 1990, Ms. Devine served as manager, security planning for Mobil. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine has served on the Board of Director of Valeo since 2015 and Conoco Phillips since 2017. Ms. Devine also serves on the Board of Directors of the Georgetown Visitation Preparatory School since 2013. Ms. Devine is a member of the Council on Foreign Relations. Ms. Devine served as a director of Det Norske Veritas (DNV) from 2000 to 2010 and Aquatic Energy LLC from 2010 to February 2012. Ms. Devine also served on the boards of FMC Technologies, Inc. from 2005 to 2016 and Technip from 2011 to January 2017.

Ms. Devine’s experience in international affairs and her knowledge of the Federal government that result from her fifteen years of government service, including posts in the White House, the American Embassy in Paris, France and the Department of Justice, as well as her current role as a member of the Council on Foreign Relations, are assets to our businesses that market and sell to the U.S. government and navigate international trade issues. Ms. Devine’s service on the Board of Directors of our predecessor, TechnipFMC, formerly known as FMC Technologies, Inc., beginning in 2005 also brought to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Member of the Audit Committee

Member of the Nominating and Governance Committee

Class I - Term Expiring in 2021

James M. Ringler
Principal Occupation: Chairman of the Board of Teradata Corporation, a data warehousing and analytic technologies company, and Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems
Age: 72
Director Since: 2008

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler has served as Chairman of the Board of Teradata Corporation since September 2007 and he has been a member of the Boards of Directors of DowDuPont, Inc. (formerly known as The Dow Chemical Company) since 2001, Autoliv, Inc. since 2002, and TechnipFMC since 2001. Mr. Ringler serves as chairman of Autoliv’s compensation committee and serves on the audit and compensation committees of TechnipFMC. Mr. Ringler served on the Board of Directors of Ingredion Incorporated from 2001 to 2014.

Mr. Ringler brings a broad perspective to our Board from his past experience and his current service on the boards and key committees of a number of large public companies, including those described above. Additionally, Mr. Ringler’s experience as a chief executive and board chairman provide the Board with significant experience in its evaluations of risks and opportunities facing our company. Mr. Ringler’s service on the Board of Directors of our predecessor, TechnipFMC, formerly known as FMC Technologies, Inc. beginning in 2001 also brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Member of the Nominating and Governance Committee

Member of the Compensation Committee

Directors Continuing in Office

Class II - Term Expiring in 2019

Edward (Ted) L. Doheny II Principal Occupation: President and Chief Executive Officer of Sealed Air Corporation, an industrial equipment business Age: 55 Director Since: 2012

Mr. Doheny was named President and Chief Executive Officer of Sealed Air Corporation effective January 1, 2018.  He served as the President and Chief Executive Officer of Joy Global, Inc. from December 2013 until April 2017 and as Executive Vice President of Joy Global, Inc. and President and Chief Operating Officer of Joy Mining Machinery from 2006 until 2013. Prior to joining Joy Global, Mr. Doheny spent 21 years with Ingersoll-Rand Corporation, where he held a variety of senior executive positions domestically and internationally, including President of Industrial Technologies from 2003 to 2005 and President of Air Solutions from 2000 to 2003.

Mr. Doheny brings 30 years of industrial equipment industry experience to our Board from his roles at Sealed Air, Joy Global and Ingersoll Rand.

Chair of the Compensation Committee

Member of the Nominating and Governance Committee

Class II - Term Expiring in 2019

Alan D. Feldman Principal Occupation: Former Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 66 Director Since: 2008

Mr. Feldman served as President and Chief Executive Officer of Midas, Inc. from January 2003 until May 2012 and as its Chairman from May 2006 until May 2012. Prior to joining Midas in January 2003, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut, Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman has served on the Board of Directors of GNC Holdings, Inc. since July 2013, the Board of Directors of Foot Locker, Inc. since May 2005 and on the Board of Directors of the University of Illinois Foundation since September 2012 (where he also serves as Chair-Elect).

Mr. Feldman has a significant amount of expertise in the fast-food, quick-serve and snack food industries, a significant market for our FoodTech businesses, as a result of his senior management positions with McDonald’s and PepsiCo’s Frito-Lay and Pizza Hut operating units as described above. Additionally, his experience as the Chief Financial Officer of Pizza Hut allows him to make significant contributions to the Board’s Audit Committee, and his former role as CEO and Chairman of Midas, Inc. provides our Board with the expertise and experience of a former chief executive officer and board chairman of an international retail, parts and services business.

Chair of the Audit Committee

Member of the Nominating and Governance Committee

Class II - Term Expiring in 2019

James E. Goodwin
Principal Occupation: Chairman of the Board of Federal Signal Corporation, a manufacturer of emergency audio and visual warning device systems, and Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company
Age: 73
Director Since: 2008

Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin has served on the Boards of Directors of AAR Corp. since April 2002 and Federal Signal Corporation since October 2005 (where he currently serves as lead independent director). Mr. Goodwin serves on the Advisory Board of Wynnchurch Capital, a private equity firm, and has served on the Boards of Directors of two of their portfolio companies, Burtek Enterprises, Inc. and Northstar Aerospace, Inc., since March 2013.

Mr. Goodwin’s thirty-four years of operational and management experience in the airline industry, including in the positions described above at United Airlines and its parent, UAL Corporation, allow him to provide unique insight into the aviation industry generally and are especially critical to our AeroTech division. Additionally, Mr. Goodwin’s experience as a chief executive and board chairman of UAL Corporation and United Airlines, as well as his current service as a director and as a member of the audit committee of AAR Corp., an aviation support company, and his experience as chairman of the board of Federal Signal Corporation adds to the insights he brings to our Board regarding opportunities in the aviation industry, to our Board’s Audit Committee and more generally in assessing and evaluating risks and opportunities facing our company.

Lead Independent Director

Member of the Audit Committee

Member of the Nominating and Governance

Class III - Term Expiring in 2020

Thomas W. Giacomini Principal Occupation: Chairman of the Board, President & Chief Executive Officer of JBT Corporation Age: 52 Director Since: 2013

Mr. Giacomini became the Company’s President and Chief Executive Officer in September 2013 and was elected Chairman of the Board in May 2014. Prior to joining the Company, he served as Vice President (since February 2008) of Dover Corporation, a diversified global manufacturer, and President and Chief Executive Officer (since November 2011) of Dover Engineered Systems. Prior to serving in these roles, Mr. Giacomini served as President (from April 2009 to November 2011) and Chief Executive Officer (from July 2009 to November 2011) of Dover Industrial Products and President (from October 2007 to July 2009) of Dover’s Material Handling Platform. Mr. Giacomini joined Dover in 2003 following its acquisition of Warn Industries, an industrial manufacturer specializing in vehicle performance enhancing equipment. During his tenure at Warn Industries he held a variety of leadership roles including President and Chief Operating Officer. Prior to joining Warn Industries, Mr. Giacomini held various roles at TRW, Inc. Mr. Giacomini served as a director of Clarcor, Inc. from August 2015 through February 2017, when it was acquired by Parker-Hannifin. Mr. Giacomini was appointed to the Board of Directors of MSA Safety Incorporated in June 2017.

Mr. Giacomini holds an MBA from Northwestern’s Kellogg School of Management and a Bachelor’s degree in Mechanical Engineering from University of Michigan (Dearborn). Mr. Giacomini’s experience as a senior executive officer of a large and diversified global manufacturing company brings to the Board a managerial and operating perspective gained from his experience managing the risks, implementing the strategies and spearheading growth initiatives of a larger global company.

Chairman of the Board of Directors

Class III - Term Expiring in 2020

Polly B. Kawalek Principal Occupation: Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of branded products Age: 63 Director Since: 2008

Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000 she served as President of its Hot Breakfast division. Ms. Kawalek currently serves as a director of Elkay Manufacturing Company. Ms. Kawalek served as a director of Martek Biosciences Corp. from 2005 until February 2011 and as a director of Kimball International, Inc. from 1998 until January 2009.

Ms. Kawalek brings twenty-five years of food industry experience to our Board from her roles at Quaker Oats, both prior and subsequent to its acquisition by PepsiCo. Ms. Kawalek’s insights into research and development, product innovation and marketing bring our Board key perspectives for strategic planning.

Chair of the Nominating and Governance Committee

Member of the Compensation Committee

INFORMATION ABOUT THE BOARD OF DIRECTORS

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on our website under Corporate Governance at www.jbtc.com/investors, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

Stockholder Engagement

Our Board of Directors believes that stockholders should have opportunities to engage directly with Company management and the Board. The Company engages with stockholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input and to provide perspective on the Company’s strategy, operating results, compensation and policies. Stockholder feedback from this engagement is considered by the Board of Directors and reflected in enhancements to policies and practices. In addition to the opportunity for direct engagement, there are a number of ways for stockholders to effectively communicate a point of view with the Board of Directors, including the following: a) the annual election of director nominees by way of a majority vote standard; b) the annual advisory vote to approve executive compensation; c) our commitment to thoughtfully consider stockholder proposals properly submitted to the Company; d) the ability to attend and voice opinions at the Annual Meeting of Stockholders; and e) the ability to direct communications to our Board of Directors.

Meetings

Our Board of Directors held 6 meetings during 2017. Each director attended all of the meetings of the Board. In addition, each of our directors attended all of the meetings of the committees on which he or she served during 2017. The Board of Directors has scheduled a board meeting on the day of the 2018 Annual Meeting of Stockholders, and the Company encourages Board members to attend the Annual Meeting of Stockholders. All of our Board members attended the 2017 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on our website under Corporate Governance at www.jbtc.com/investors, and is also available in print to stockholders upon request submitted to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

The Audit Committee met 8 times during 2017, the Compensation Committee met 3 times during 2017 and Nominating and Governance Committee met 2 times during 2017.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external independent auditor, including their appointment, compensation, retention or termination, and oversight;
•

review and discuss with management, our Vice President of Internal Audit and our independent auditor the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies that could significantly affect our financial statements;

•	review of the scope, planning and staffing of the prospective audit and approval of estimated fees therefor;
•	resolution of disagreements between management and our independent auditor regarding financial reporting;
•	oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;
•	review of reports by management and legal counsel relating to litigation and compliance with laws, internal policies and controls that are material to our financial statements;
•	review and assess our financial and accounting organization and internal controls;
•	review policies with respect to major risk assessment and risk management practices designed to monitor and control exposure to such risks;
•	review of matters associated with auditor independence and approval of non-audit services; and
•	oversight over “whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Vice President of Internal Audit after most Audit Committee meetings (4 such sessions were held following Audit Committee meetings in 2017).

The Board of Directors has determined that all of the members of the Audit Committee (C. Maury Devine, Alan D. Feldman and James E. Goodwin) (i) are independent directors as defined by the New York Stock Exchange listing rules and satisfy the enhanced independence criteria required for audit committee service under Securities and Exchange Commission rules and the New York Stock Exchange listing rules and (ii) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter include:

•	reviewing succession plans for the Chief Executive Officer and other primary executive officers annually, and reporting to the full Board on succession planning and management development;
•	administering our 2017 Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”), approving and administering other equity compensation plans;
•	reviewing our overall compensation philosophies to ensure policies appropriately link management interests with those of stockholders and mitigate risks;
•	approving the peer group used for compensation and relative performance comparisons and ensuring our pay programs are competitive and enable us to attract, retain and motivate top talent;
•	reviewing all new employee benefit plans, fringe benefits and payroll practices and approving the activities related to mergers, consolidations, split-ups, spin-offs or terminations of such plans;
•

reviewing and approving the short- and long-term performance goals and individual objectives (as it relates to the Chief Executive Officer) compared to incentive plan terms and total incentive compensation amounts to be paid to executive officers, and reviewing, approving and administering policies and agreements permitting recovery of executive officer compensation in the event of a restatement of our financial results;

•	appointing members of the Employee Benefits Plan Committee and periodically reviewing the actions taken by that committee;
•

approving all executive officer pay packages, periodically reviewing executive officer perquisites and executive severance arrangements, hedging and pledging policies, and establishing and monitoring compliance with executive stock ownership guidelines;

•	recommending to the full Board changes to compensation for non-employee directors; and
•

reviewing management’s Compensation Discussion and Analysis to be included in our annual proxy statement, issuing its report on executive compensation for inclusion in our annual report or proxy statement, reviewing and recommending for Board approval the frequency of advisory votes on executive compensation (“say-on-pay”), and reviewing the results of say-on-pay resolutions and the input received from our stockholders engagement efforts, and considering any implications thereof.

The Board of Directors has determined that all of the members of our Compensation Committee (Edward L. Doheny, II, Polly B. Kawalek and James M. Ringler) are independent directors as defined by the New York Stock Exchange listing rules and satisfy the enhanced independence criteria required for compensation committee service under Securities and Exchange Commission regulations and the New York Stock Exchange corporate governance listing standards.  The Compensation Committee members meet privately in separate sessions with representatives of our compensation consultant and our Executive Vice President, Human Resources after most Compensation Committee meetings (3 such sessions were held following the Compensation Committee in 2017).

Under its charter, our Compensation Committee has the authority to engage the services of outside consultants, outside lawyers, and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an internationally recognized executive compensation consulting firm, as the Committee’s independent compensation consultant for 2017. For 2017, the Compensation Committee’s engagement agreement with Meridian provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. In addition, Meridian’s engagement for 2017 included the provision of incentive compensation plan design advice as well as advising on the Company’s compensation peer group. In connection with its engagement of Meridian in 2017, the Compensation Committee considered various factors bearing upon Meridian’s independence including, but not limited to, the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenue, Meridian’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship with any member of the Compensation Committee or management that could impact Meridian’s independence. After reviewing these and other factors, the Compensation Committee determined that Meridian was independent and that its engagement did not present any conflicts of interest. Meridian also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

The Compensation Committee annually reviews executive pay, peer group selection criteria, compensation design practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. When determining compensation levels for executive officers for 2017, the Compensation Committee utilized compensation survey data that was supplied by Meridian and Aon Hewitt. For purposes of this survey, a group of peer companies was selected by our management, reviewed by Meridian and approved by the Compensation Committee. The list is reviewed prior to each compensation survey by the Compensation Committee to ensure continuing relevancy of the peer group considering the size and financial performance of the proposed companies. With each survey, the Compensation Committee’s independent consultant collects, analyzes and reports back to the Compensation Committee on the amounts, designs, and components of compensation paid by the peer group, utilizing regression analysis to develop size-adjusted values for companies with varying revenue size and to provide relevant comparisons. For our Chief Executive Officer, Chief Financial Officer and Executive Vice Presidents, the Compensation Committee also reviews data compiled annually by Meridian from proxy statement filings by peer group companies to assess pay levels and design practices for comparable executive officers.

Based on the survey market data and the additional data from public filings, the Compensation Committee reviewed the appropriateness of management’s recommendations for each of our executive officer’s base pay, annual management incentive plan bonus and long term incentive plan awards for 2017. The Compensation Committee allocated total annual compensation to our executive officers among the various elements of short-term cash (base pay and management incentive plan bonus) and long-term compensation (equity incentive awards) to approximate the market 50th percentile targeted pay levels and mix identified in the survey results and in the data obtained from public filings.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for total compensation awards to our named executive officers. The Compensation Committee also has the authority to recommend to the Board of Directors the amount of compensation to be paid to our non-employee directors. Our Chief Executive Officer participated this year in the compensation decisions for the other named executive officers. He did not have a role in setting his own base pay, annual management incentive plan compensation or the size of his annual long-term incentive plan award. Our Executive Vice President, Human Resources, working with Meridian, provided recommendations for each executive’s base pay, annual management incentive plan bonus and annual long-term incentive plan award for the Compensation Committee’s review. Our Chief Financial Officer and our Director, Investor Relations and Financial Planning & Analysis also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate performance metrics and objectives for long-term performance-based incentive compensation awards.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;
•	identifying and recommending nominees for the Board of Directors to be submitted for election at the Annual Meeting;
•	making recommendations to the Board of Directors concerning the membership of Board committees and committee chairpersons;
•

developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•

recommending to the Board of Directors in the event of an emergency, a temporary replacement of the Chief Executive Officer or any other primary executive officer, in accordance with the applicable succession plan;

•	reviewing our ethics policy annually and recommending changes to the Board of Directors;
•

annually reviewing and evaluating all relationships between non-employee directors and our company and making recommendations to the Board of Directors regarding the assessment of each non-employee director’s independence;

•	monitoring orientation and training needs of the directors and making recommendations regarding director training programs and advising the Board on emerging governance trends; and
•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees.

The Board of Directors has determined that all of the members of the Nominating and Governance Committee (C. Maury Devine, Edward L. Doheny II, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek and James M. Ringler) are independent directors as defined by the New York Stock Exchange listing rules.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Executive Vice President, General Counsel and Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2019 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2019 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our Corporate Governance Guidelines provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines also require that a majority of our non-employee directors be active or retired senior executives, preferably chief executive, chief financial or chief operating officers or other similar senior officers of publicly-held companies. In addition, the Corporate Governance Guidelines provide that our non-employee directors also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 22, 2018 meeting. Six of our seven directors who served on our Board in 2017 were non-employee directors. Our Chairman, President and Chief Executive Officer, Thomas W. Giacomini, is our single employee director. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the six non-employee directors who served on our Board in 2017 are affiliated or employed. The only transaction, relationship and arrangement of this nature that exists and was reviewed by the Nominating and Governance Committee was the continuing service by James M. Ringler as a member of the Board of Directors of TechnipFMC, formerly known as FMC Technologies, Inc., the company from which we separated in a spin-off transaction in July 2008. TechnipFMC and JBT Corporation are parties to certain agreements that pertain to the separation of the operations of the two companies and which address, among other things, continuing indemnification obligations between the two companies, intellectual property licensing arrangements, and sales distributor agreements. Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting the independence of our non-employee directors.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-employee members (C. Maury Devine, Edward L. Doheny II, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek and James M. Ringler) satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees, and all of the members of the Compensation Committee satisfy the enhanced independence criteria required for members of compensation committees, under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James E. Goodwin was selected by the Board of Directors to serve as the presiding “lead independent director” for these executive sessions during 2017, and was re-selected to serve in that capacity for 2018.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding “lead independent director” for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Lead Independent Director, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Board Leadership Structure

In May 2014, our President and Chief Executive Officer, Thomas W. Giacomini, was elected Chairman of the Board. In its determination that Mr. Giacomini should serve in this role, our Board believed that Board independence and oversight of management were effectively maintained through the Board’s composition, committee system and policy of having regular executive sessions of non-employee directors. A combined Chief Executive Officer and Chairman role serves as an effective bridge between the Board and our management, and provides strong unified leadership of the Company. The Board retains the authority to modify its Board leadership structure to address our Company’s circumstances and advance the best interests of the Company and its stockholders as and when appropriate. The Board believes the role of Chief Executive Officer and Chairman, together with the role of the lead independent director, provides an appropriate balance in the Company’s leadership. Our Corporate Governance Guidelines provide for the annual election of a lead independent director by a majority of the non-employee directors. The lead independent director chairs executive sessions of independent directors, which our Corporate Governance Guidelines require to occur at least annually in conjunction with regularly scheduled Board meetings. Our independent directors typically meet in an executive session at the conclusion of each of our regularly scheduled Board of Director meetings and following that meeting our lead independent director provides feedback to our Chief Executive Officer to the extent desired by the independent directors. The Board’s annual self-evaluation includes questions regarding the Board’s opportunities for open communication and effectiveness of executive sessions. Our Corporate Governance Guidelines limit employee members of the Board to two seats. Our Chairman of the Board, President and Chief Executive Officer is the only member of management currently serving on our Board. Currently all other members of our Board are independent. Our three Board committees are comprised entirely of independent directors and each committee has regular interaction with our senior management in establishing their agendas and obtaining information from our Company’s operations.

Diversity

Our Corporate Governance Guidelines provide that Board members will be selected based on integrity, successful business experience, stature in their own fields of endeavor, and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines further state that consideration should also be given to candidates with experience in the Company’s lines of business and leadership in such areas as government service, academia, finance and international trade. We have from time to time engaged the services of an executive search firm to help us identify qualified Board candidates meeting these criteria and specifically seek director candidates who helped us meet the following parameters: experience in the food, airline or airfreight industries; industrial manufacturing background; international business exposure; financial expertise; added to the diversity of our Board; possessed chief executive officer or senior P&L management skills; experience on public company boards; and a sophisticated understanding of M&A transactions and integration into existing businesses. We believe we have achieved a diversity of perspectives with our current Board membership, which consists of directors who are holding or have held a variety of senior management level positions and have extensive public company board experience, broad experience across the industries in which we conduct business, international business expertise and State and Federal government service. For more information regarding the background, experience and attributes of our directors, please refer to the complete biographies of our directors that appear under “Board of Directors” in this Proxy Statement.

Role of Board in Risk Oversight

As part of its general oversight over the management of the Company, our Audit Committee periodically reviews assessments prepared by our management of the primary risks relevant to our business and the mitigation actions we implement to address these risks. The role of the Board in risk oversight is to provide guidance to management through its Audit Committee, based upon their experience and perspectives, regarding the overall effectiveness of its strategies to monitor and mitigate those risks. During Board meetings, the Board periodically receives reports directly from the Division Presidents for each of our divisions; these updates provide our Board with a more detailed understanding of the strategies of each of our divisions and the opportunities and risks that they face. Management also provides the Board with periodic reports regarding its enterprise risk management programs, our internal audit program, our code of ethics and compliance training programs and our internal control assessments. Our Audit Committee also receives a quarterly update from our Executive Vice President, General Counsel and Secretary regarding material litigation and legal loss contingencies involving the Company as well as reports to our employee hotline.

In addition, our Compensation Committee periodically reviews assessments prepared by Meridian of potential risks associated with our compensation programs and determines whether our compensation policies and practices adequately and effectively mitigate those risks. The Compensation Committee reports its findings and recommendations, if any, to the Board.

Director Compensation

The Compensation Committee bi-annually reviews non-employee director compensation to ensure that the amount of compensation provided to non-employee directors is within appropriate parameters. A survey was commissioned by the Compensation Committee in late 2015 in connection with its review of 2016 non-employee director compensation, using the same peer group utilized for purposes of benchmarking our executive officer compensation.  No changes were made to the amount of non-employee director compensation in 2017. In late 2017, the Compensation Committee commissioned Meridian to conduct a peer group survey to review non-employee director compensation.  The results of the survey indicated that our total non-employee director compensation was below the peer group median.  Accordingly, the Compensation Committee recommended to the full Board a slight increase in non-employee director compensation in 2018 to realign with peer group companies, which was approved by the Board.

For 2017, each of our non-employee directors received an annual retainer of $70,000. This annual retainer is structured to provide each non-employee director with the option to receive 0%, 50%, or 100% of the value of the retainer in the form of restricted stock units (“RSUs”), provided a timely election to receive RSUs is made by a non-employee director, and the option to elect to receive any remainder in cash, payable in quarterly installments. RSUs granted as part of the 2017 retainer had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest in May 2018. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-employee directors of RSUs of equivalent value. Our practice is to make these awards on May 1 of each year. On May 1, 2017, we awarded each of our non-employee directors RSUs with a value of $110,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also vest in May 2018.

Our non-employee directors do not receive additional cash remuneration for Board of Directors meetings or committee meetings attended. For 2017, the chairs of the Audit Committee, and the Compensation Committee received an additional annual fee of $15,000; the chair of the Nominating and Governance Committee received an additional annual fee of $10,000; and the Board of Director’s lead independent director received an additional annual fee of $20,000, and a pro-rated portion of that fee is included as fees earned or paid (column (b)) for 2017 in the Director Compensation Table below for each chair and the lead independent director. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each non-employee director’s annual retainer to be met within three years of their appointment to the Board, and each of our non-employee directors who are currently subject to this requirement is in compliance with the ownership requirements. Beginning with equity awards issued to non-employee directors in 2017, those non-employee directors who meet the ownership guidelines will be able to elect whether to have the RSUs they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded (i) distributed at the time of vesting, which is one year after grant date, or (ii) distributed after they complete their service on our Board. For all RSUs granted to non-employee directors prior to 2017, distribution is deferred until after each director completes their Board service. These RSUs are forfeited if a director ceases service on the Board of Directors prior to the vesting date of the RSUs, except in the event of death or disability. Unvested RSUs will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a “change in control” of the Company, as such term is defined in the Incentive Compensation Plan.

The following table shows all compensation awarded, paid to or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2017.

Director Compensation Table

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name (1)	($) (2)	($) (3)	($) (4)	($)
(a)	(b)	(c)	(d)	(e)
C. Maury Devine	70,000	109,984	10,000	189,984
Edward L. Doheny II	73,333	109,984	0	183,317
Alan D. Feldman	85,000	109,984	0	194,984
James E. Goodwin	78,333	109,984	0	188,317
Polly B. Kawalek	10,000	180,006	10,000	200,006
James M. Ringler	70,000	109,984	10,000	189,984

(1)

Thomas W. Giacomini, our Chairman, President and Chief Executive Officer, is not included in the table as he was our employee during 2017 and did not receive compensation for his services as director. The compensation paid to Mr. Giacomini is shown in the Summary Compensation Table in this Proxy Statement.

(2)

Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chairperson of each board committee and the lead independent director for serving that function.

(3)

RSU grants were made on May 1, 2017, valued at $89.20 per share, the closing price of our Common Stock on May 1, 2017, reflecting an aggregate grant date fair value for all of our non-employee directors of $729,926. The amount reflected in the stock awards column above represents the fair value of the awards at grant date. The aggregate number of outstanding RSUs held by each of our non-employee directors on December 31, 2017 was: Ms. Devine, 44,020; Mr. Doheny, 24,826; Mr. Feldman, 54,493; Mr. Goodwin, 46,820; Ms. Kawalek, 59,438; and Mr. Ringler, 45,427.

(4)

Represents charitable contributions made in the name of directors by us during 2017 pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we may exercise discretion to approve matching contributions in excess of that limitation from time to time.

Our non-employee directors do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2017, the members of the Compensation Committee of the Board were Edward L. Doheny II, Polly B. Kawalek, and James M. Ringler, none of whom has ever been an officer or employee of our Company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

During 2017, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories since the beginning of 2016:

•	any of our directors or executive officers;
•	any nominee for director;
•

any immediate family member of any of our directors or executive officers or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

•	a security holder listed in the “Other Security Ownership” table below; or
•	any immediate family member of such a security holder.

Under its charter, the Audit Committee is responsible for reviewing and approving any transactions with “related persons”.

All of our non-employee directors and executive officers are subject to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities where their personal interests conflict with, or have the appearance of conflicting with, our interests. Personal interests that may give rise to conflicts of interest include commercial, industrial, banking, consulting, legal, accounting, charitable and financial relationships, and may also arise when a director or employee receives personal benefits outside of the compensation or reimbursement programs approved by the Board of Directors. These requirements also extend to immediate family members of employees and directors.

Suspected violations of our Code of Business Conduct and Ethics, including potential conflicts of interest, must be reported to the Chairman of the Board, if the suspected violation involves a director, or to the General Counsel, if the suspected violation involves an executive officer (or to the Chairman of the Board if the suspected violation involves the General Counsel), or reported to our employee hotline. The Chairman of the Board or the General Counsel, as applicable, will discuss the matter with the Chairman of the Board, or the Chair of the Audit Committee, as appropriate, for evaluation and appropriate resolution. Reports made to our employee hotline will be reported to the Board of Directors, or the Audit Committee, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

Under our Corporate Governance Guidelines, directors must disclose to the Board of Directors any potential conflict of interest they may have with respect to a matter under discussion and, if appropriate, recuse themselves and not participate in the discussion or voting on a matter on which they may have a conflict. No such matters were reviewed or approved by the Board of Directors or the Audit Committee of the Board during 2017.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position with the Company without the prior consent of the Board of Directors. No employee or director may use corporate property, information or position with the Company for improper personal gain, or may compete with us, directly or indirectly.

Our Code of Business Conduct and Ethics may be reviewed on our website under Corporate Governance at www.jbtc.com/investors. A waiver of any provision of our Code of Business Conduct and Ethics for a director or an executive officer may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the New York Stock Exchange.

SECURITY OWNERSHIP OF JOHN BEAN TECHNOLOGIES CORPORATION

Management Ownership

The following table shows, as of March 15, 2018, the number of shares of our Common Stock beneficially owned by each of our directors, each of our named executive officers, and all directors and executive officers as a group.

	Beneficial Ownership on
	March 15, 2018
	Common Stock of John Bean
Name	Technologies Corporation	Percent of Class (1)
David C. Burdakin (2)	33,458	*
Brian A. Deck (2)	41,208	*
C. Maury Devine (3)	48,363	*
Edward L .Doheny II (3)	24,826	*
Alan D. Feldman (3)	54,493	*
Thomas W. Giacomini (2)	221,814	*
James E. Goodwin (3)	47,820	*
Polly B. Kawalek (3)	65,438	*
James M. Ringler (3)	47,587	*
Steven R. Smith (2)	48,728	*
Paul E. Sternlieb (2)	—	*
All directors and executive officers as a group (15 persons) (2)(3)	706,610	2.24%

(1)

Percentages are calculated on the basis of the number of outstanding shares plus shares deemed outstanding pursuant to Rule 13d‑3(d)(1) under the Securities Exchange Act of 1934 as of March 15, 2018. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of our outstanding Common Stock.

(2)

Includes (i) shares owned by the individual; and (ii) RSUs that will vest within 60 days of March 15, 2018.  The shares included in item (ii) consist of the following RSUs that will vest on April 2, 2018:  Mr. Burdakin, 17,260; Mr. Giacomini, 92,058; Mr. Deck, 20,873; and Mr. Smith, 19,067.  These shares are also included in the shares reported for all non-employee directors and executive officers as a group.

(3)

Includes shares (i) owned by the individual and (ii) RSUs credited to individual accounts of non-employee directors under the Incentive Compensation Plan (see “Information about the Board of Directors—Director Compensation”) that will vest within 60 days of March 15, 2018.  The shares included in item (ii) consist of the following RSUs that will vest on May 1, 2018: Ms. Devine, 1,233; Mr. Doheny, 1,233; Mr. Feldman, 1,233; Mr. Goodwin, 1,233; Ms. Kawalek, 2,018; and Mr. Ringler, 1,233.  These shares are also included in the shares reported for all non-employee directors and executive officers as a group.  Non-employee directors who meet the ownership criteria may elect to have these shares distributed at the time of vesting, which is one year after grant date. Non-employee directors have no power to vote or dispose of shares underlying the RSUs until they are distributed upon either the vesting date or at the time of cessation of their service on the Board of Directors. Until such distribution, these non-employee directors have an unsecured claim against us for such units. None of the non-employee directors hold any options to acquire shares of our Common Stock.

Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G :

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Class (1)
BlackRock, Inc.	3,924,309	(2)	12.4%
55 East 52nd Street
New York, NY 10055

T. Rowe Price Associates, Inc.	3,811,593	(3)	12.0%
100 East Pratt Street
Baltimore, MD 21202

The Vanguard Group	2,906,629	(4)	9.20%
100 Vanguard Boulevard
Malvern, PA 19355

(1)

Percentages are calculated on the basis of the amount of our outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d‑3(d)(1) under the Securities Exchange Act of 1934 as of December 31, 2017.

(2)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2018, BlackRock, Inc. reported sole voting power over 3,859,548 of such shares, sole dispositive power over 3,924,309 of such shares and no shared voting power or shared dispositive power as of December 31, 2017.

(3)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2018, T. Rowe Price Associates, Inc. reported sole voting power over 654,383 of such shares, sole dispositive power over 3,811,593 of such shares, and no shared voting power or shared dispositive power as of December 31, 2017.

(4)

Based on Schedule 13G/A filed with the Securities and Exchange Commission on February 7, 2018, The Vanguard Group reported sole voting power over 60,853 of such shares, shared voting power over 5,100 of such shares, sole dispositive power over 2,842,991 of such shares, and shared dispositive power over 63,638 of such shares as of December 31, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to pay for performance, aligning our executive officers’ goals with the interests of our stockholders, while allowing us to attract and retain skilled executives to deliver business results. For 2017, we continued to administer our existing short- and long-term incentive compensation programs in alignment with our financial and operational strategies. A significant portion of our named executive officers’ compensation is directly related to our business results and share performance. This ensures a close correlation of the financial interests of our named executive officers with the interests of our stockholders.

The achievement of the performance metrics used in our incentive compensation plans in 2017 are set forth in the table below.  For a description of the performance metrics and adjustments, see – “Performance Metrics Used in our Incentive Compensation Plan.” Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10‑K for 2017 for a description of our 2017 financial results.

Performance Metrics

Short-Term Incentive Compensation	2017 Target	2017 Results (1)
EBITDA (in millions)	$180.4	$195.2
EBIT Margin	9.0%	9.4%
Average Operating Working Capital (AOWC)	12.8%	14.0%

Long-Term Incentive Compensation	2015 - 2017 Target	2015 - 2017 Results (1)
Cumulative Diluted EPS from Continuing Operations (EPS)	$5.3	$7.2
Average Return On Invested Capital (ROIC)	15.0%	13.7%

(1)	EBITDA, EBIT Margin, and AOWC results were adjusted to eliminate the financial impact of acquisitions completed in 2017. EPS results were adjusted to eliminate the impact of the Tax Cuts and Jobs Act.

Our 2017 performance-based compensation metrics for our short-term incentive compensation awards to our named executive officers had targets that required year-over-year growth in our earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and year-over-year improvements in our earnings before interest and taxes (“EBIT”) margin and average operating working capital as a percent of sales (“AOWC”). Demonstrating our pay-for-performance philosophy, our 2017 financial performance and individual performance impacted performance-based compensation as follows:

Our performance with respect to EBITDA and EBIT margin exceeded their target performance levels, and resulted in management incentive plan (“MIP”) awards above the target level, with the EBITDA metric having the most significant impact on those awards. The 75% portion of MIP awards based on these performance metrics paid out at 131% of the target award amounts. The remaining 25% was based on performance against personal performance objectives approved by the Board in the case of Mr. Giacomini and approved by Mr. Giacomini in the case of all other named executive officers.

Short-Term Incentive Compensation Metrics

We used a three year measurement period for the metrics associated with our long-term incentive plan (“LTIP”) awards made to our named executive officers in 2017, thus the performance-based compensation derived from LTIP awards will not be determinable until after the end of 2019. The metrics for performance-based LTIP awards issued in 2017 established targets that require growth in cumulative EPS and strong average operating return on invested capital (“ROIC”) results over the three year period ending on December 31, 2019. We instituted a three year measurement period for LTIP award metrics in 2015. Prior to that, the performance period was one year.

Long-Term Incentive Compensation Metrics

The three year performance period for the performance RSUs granted in 2015 ended on December 31, 2017.  In February 2018, the Compensation Committee evaluated the results of the three-year performance period for the performance RSUs granted in 2015.  We achieved cumulative EPS of $7.22 over the three-year performance period, which represents 200% of our goal for cumulative EPS, and 13.7% average ROIC over the three-year performance period, which represents 82% of our goal for average ROIC, respectively. The cumulative EPS measure is weighted 70% and the average ROIC measure is weighted 30%.  As a result, the performance RSUs for the 2015–2017 performance period were earned at 165% of target.

2017 Compensation Highlights

Highlighted below are features of our executive compensation program that we continued in 2017, consistent with our philosophy of aligning executive compensation opportunities with the interests of our stockholders.

•

Maintained strong incentive plan emphasis on business results. For 2017, 75% of the MIP award that could be earned by our executive officers was based on improvement in key business performance metrics closely tied to achievement of our Elevate strategic objectives (EBITDA, EBIT margin and AOWC), and 60% of the value of LTIP awards issued to our executive officers in 2017 was based on improvement in EPS and ROIC over a three year period.

•

Set financial targets to require continued performance improvement. Following a strong year in which our performance exceeded 2016 target levels and resulted in MIP awards above target, our Compensation Committee established 2017 performance targets requiring continued significant additional year-over-year growth in EBITDA, improvement in EBIT margin and reductions in AOWC. The LTIP awards issued to our executive officers in 2017 set aggressive targets for cumulative three-year growth in EPS while sustaining a high level of ROIC.

•

Balance division performance targets and full company performance targets for named executive officers with division management roles. For 2017, performance targets for MIP awards for our named executive officers who manage business divisions were weighted 40% on corporate performance and 60% on division performance in order to appropriately balance the objectives established for the divisions these executives manage while still providing meaningful incentives for their contributions to the success of overall corporate performance objectives.

Principles of our Executive Compensation Program

The main objectives of our executive compensation program are to:

•	Pay for performance
•	Drive business strategy
•	Align interests of executives and stockholders
•	Foster a long-term focus
•	Attract, retain and motivate executive talent
•	Appropriately manage risk
•	Provide a competitive pay opportunity

Our compensation program is designed around the following principles:

•

Executive compensation is performance-based. Our executive compensation program closely links a substantial portion of an executive’s compensation with company financial performance targets and achievement of individual objectives. We encourage pay for performance with a short-term management incentive program (MIP) that provides for cash payments based on achievement of financial, operational and strategic goals. Annual MIP awards are calculated based on a formula that is weighted 75% to business results and 25% to performance against individual objectives, or PPIs. Our long-term incentive plan (LTIP) awards are predominantly performance-based, with 60% of long-term incentive compensation awards tied to the achievement of financial performance objectives over a three-year period.

•

Performance metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk-taking by our executive management team. The performance metrics in our incentive compensation plans are designed to create incentives to drive our key business strategies in our Elevate strategic plan. The performance metrics are intended to correlate with enterprise value growth and earnings growth.

•

Long-term compensation incentives represent a significant portion of executive compensation. At-risk long-term compensation in the form of equity-based LTIP grants, 60% of which are contingent on financial performance metrics over a three-year period, along with stock ownership guidelines, align the interests of our executives with our stockholders and provide proper motivation for enhancing both short-term and long-term stockholder value.

•

Compensation opportunities are competitive. We seek to provide competitive compensation opportunities that attract and retain talented people. We target the 50th percentile or median level of the market for all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for outstanding performance.

The following table illustrates what we do and what we do not do, consistent with our executive compensation principles:

WHAT WE DO	WHAT WE DO NOT DO

     High percentage of executive compensation is tied to performance with caps on all incentive plan payouts.

      Performance metrics are designed to promote achievement of stretch objectives and alignment with value creation.

      We target the 50th percentile or median level of the market for all elements of executive compensation against an appropriate peer group.

      Each of our executive officers is required to comply with stock ownership guidelines.

      Our compensation programs give our Compensation Committee the right to “claw back” awards in the event of a restatement of our financial results.

X     Our executive severance agreements do not include excise tax gross-up provisions.

X     Our executive severance agreements do not provide single-trigger change-in-control severance benefits.

X     Our incentive programs do not encourage excessive risk taking.

X     We do not allow our directors, executive officers or other employees to engage in any hedging or pledging transactions involving JBT securities.

X     We do not allow re-pricing of stock option awards.

X     We do not grant excessive perquisites to executives.

In addition to direct compensation in the form of base salaries, short-term incentive cash awards and long-term equity awards, we provide various forms of indirect compensation. Each of our named executive officers is eligible for severance and change in control payments upon termination in certain circumstances pursuant to individual change in control agreements and an executive severance plan. These agreements are designed to ensure we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. We also provide retirement benefits (primarily via defined contribution plans) and a limited number of perquisites to our named executive officers. All of these program designs are periodically reviewed against our peer group practices by our Compensation Committee with the assistance of the Committee’s independent compensation consultant. None of our named executive officers have employment agreements.

Compensation Setting Process

Our Compensation Committee makes all final compensation decisions regarding our named executive officers. Each of our compensation plans and agreements for executive officers was reviewed and approved by our Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside consultants, experts and others to assist the committee’s fulfillment of its responsibilities. In 2017, the Compensation Committee engaged Meridian, an independent compensation consultant, to provide expertise on pay philosophy, prevailing market practices and relevant regulatory mandates and assist the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. Our Chief Executive Officer and our Executive Vice President, Human Resources also provide input on compensation programs and policies and our Chief Executive Officer makes recommendations to the Compensation Committee with regard to compensation for our named executive officers other than himself.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our named executive officers to achieve short- and long-term financial, operating and strategic objectives. To foster a long term view among our executive officers (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of equity incentive compensation with a three-year vesting requirement and a variable performance-based component. The ultimate value of these long term incentives to an executive depends upon our financial performance over a three year period and on the market value of the equity after the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics.

As shown in the table below, 56% of the target compensation of our Chief Executive Officer and, on average, 53% of the target compensation of our other named executive officers was linked to short-term and long-term performance based incentives for 2017. An additional 25% of our Chief Executive Officer’s target compensation, and 21% (on average) of our other named executive officers’ target compensation consist of time-based LTIP awards and is tied to the value of our Common Stock at the end of the three-year vesting periods. These time-based LTIP awards are at risk of forfeiture until the vesting date. These equity grants, in combination with the three year performance period and our executive stock ownership requirements, reflects the program’s goals of rewarding our named executive officers for long-term performance—which aligns the interests of our named executive officers with the interests of our stockholders.

(1)	The amounts shown for “At Risk” Performance-Based Compensation include MIP cash incentives and performance-based LTIP incentives and are based on target award levels.

Those target award levels are also used in the calculation of percentages of total compensation. The amounts shown for the LTIP incentives are based on grant date fair value. The LTIP incentives consist of RSUs that have vesting periods of 3 years.

(2)

The amounts shown do not include any compensation for Mr. Sternlieb, whose compensation in 2017 included a one-time discretionary LTIP award, as a sign-on incentive, that is not reflective of the annual compensation program design.

Our compensation philosophy is to set total target compensation for our named executive officers near the 50th percentile of compensation for similar positions at peer group companies. For our named executive officers, total target compensation includes base pay, annual cash incentive compensation (MIP), and long-term incentives (LTIP) in the form of time and performance-based RSUs. We utilize comprehensive compensation surveys to compare each element of pay and total target compensation for each of our named executive officers against compensation of comparable positions at peer companies. Each named executive officer’s total target compensation opportunity generally is designed to be generally consistent with target benchmark levels, with appropriate differences based on individual experience, impact and performance. The allocation between the elements of compensation—base pay, annual cash incentive compensation and long-term equity award value—may vary from the market in individual cases, but is established in a way that keeps total target compensation consistent with the market.

When it determined 2017 compensation levels for our named executive officers in February 2017, the Compensation Committee utilized compensation survey data and publicly disclosed proxy data supplied to the Committee by its independent consultant, Meridian. The Compensation Committee reviews this external market benchmarking data to compare our executive officer compensation against executive officer compensation paid by a peer group of industrial manufacturing and service companies. This group includes companies that are of similar size and includes companies that are engaged in the food or transportation businesses that we believed we would compete with across some of our businesses for customers, suppliers, executive talent and, ultimately, investors, and which provides a representative sample for comparison of financial and stock performance.

The revenue of these companies ranged from $590 million to $2.52 billion, with a median of $1.39 billion. Although the companies included in the survey varied in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. The Compensation Committee reviews the peer group annually. For 2017 named executive officer compensation, the peer group consisted of the following 25 industrial companies*, which was approved by the Compensation Committee after consulting with Meridian, our independent compensation consultant.

AAR Corp.	IDEX Corporation
Albany International Corp.	Kaman, Inc.
Altra Industrial Motion Corp.	The Middleby Corporation
Applied Industrial Technologies, Inc.	Moog Inc.
Barnes Group	Mueller Water Products, Inc.
Briggs & Stratton Corporation	Standex International Corporation
Chart Industries, Inc.	Tennant Company
CIRCOR International, Inc.	Titan International Inc.
CLARCOR Inc.*	TriMas Corporation
Curtiss-Wright Corporation	Valmont Industries, Inc.
EnPro Industries, Inc.	Welbilt, Inc.
Federal Signal Corporation	Woodward, Inc.
Hillenbrand Inc.

*CLARCOR Inc. was removed from the peer group as of August 2017.

Performance Metrics Used in our Incentive Compensation Plan

Incentive compensation awards to our named executive officers in 2017 were based on performance targets tied to our year-over-year growth in EBITDA, year-over-year improvements in EBIT margin and AOWC, and our cumulative EPS and average ROIC over a three-year period. For the named executive officers with divisional responsibilities, the performance targets were tied to a blend of their divisions’ year-over-year improvement in EBITDA, EBIT margin and AOWC and overall corporate performance on such measures.

A description of each of these metrics is as follows:

•

EBITDA is operating income plus depreciation and amortization. EBITDA growth is one of our primary internal performance measures designed to align long-term incentive opportunities with our internal benchmark for generating operating cash flow.

•	EBIT margin is operating income as a percentage of total revenue. We utilize EBIT margin as a performance metric because it measures our ability to convert revenue into income.
•

Average operating working capital (AOWC) expresses the sum of our inventory (on a first-in-first out basis) plus accounts receivable minus accounts payable minus advance payments as a percentage of our total revenue. We use AOWC to measure the efficiency of our business in managing working capital levels, since it measures the conversion cycle of working capital to cash.

•

Cumulative EPS is the sum of the most recent three years of after-tax earnings generated from continuing operations divided by the total number of our diluted shares of our outstanding Common Stock. As an incentive measure, we believe that linking sustained EPS growth to compensation helps us drive our executive officers to improve overall earnings.

•

Average operating ROIC takes a three year average of the sum of our net income and after tax net interest (or tax impacted EBIT) as a percentage of our average invested capital. Our average invested capital is the average month end sum of equity, debt, accumulated other comprehensive pension income (or loss) and cash equivalents. We utilize average operating ROIC as a performance metric because it measures how efficiently and effectively we use capital to generate profits.

Since our financial performance metrics are based on year-over-year improvements as well as cumulative or average improvements over a three year period, we preserve flexibility to adjust certain of these measures to account for the cumulative effect of unusual or non-recurring items, such as changes in tax law or accounting principles, charges relating to restructuring our businesses, significant acquisitions and divestitures, and foreign exchange movements. To set our 2017 targets, for purposes of making year over year comparisons we used our 2016 results as the 2016 baseline for use in 2017 compensation decisions. In the determination of our results for the year-over-year performance-based incentive compensation awards, we excluded the financial impact of restructuring charges from our 2017 results.

Components of Compensation Program

The following table presents in summary form each of the components of our named executive officer’s compensation for 2017 and briefly describes the purpose and characteristics of each of these components.

Component	Purpose	Characteristics
Base Salary	Salary for level of responsibility, experience and sustained individual performance.

Fixed cash component targeted at our peer group median (size adjusted); base salary can vary from market due to individual performance, contribution, experience, time in position and internal equity considerations.

Annual Cash Management Incentive Plan (“MIP”) Awards	Focus management on achievement of financial performance metrics and objectives important to the success of their divisions (as applicable) and our overall performance.

A target MIP award is designed to provide peer group median cash compensation opportunities (size adjusted) when combined with base salary; significantly exceeding targets allows achievement of upper quartile cash compensation compared with peers.

75% is based on business performance measures (“BPI”).

25% is based on personal performance measures (“PPI”).

Long-Term Incentive Plan (“LTIP”) Awards	Retention incentive and focuses management on achievement of important performance metrics aligned with our long-term strategic plan.

A target LTIP award is designed to provide competitive total compensation compared to our peer group when combined with base salary and target MIP award.

Delivered through performance-based RSUs (60%) and time-based RSUs (40%).

Ultimate value depends on our performance against pre-established financial goals measured over a three year period, and our stock price at the end of a three year vesting period.

Perquisites	Provides executive with a limited amount of selected benefits commensurate with those provided to executives at peer group companies.	Benefits which personally benefit an employee, are not related to job performance, and are available to a limited group of employees.
Retirement Benefits	Provide an appropriate level of income upon retirement.

U.S. retirement benefits under a tax-qualified defined contribution plan (401(k) plan) and a non-qualified defined contribution plan.

Additional U.S. retirement benefits for some of our executive officers through a defined benefit pension plan and a related supplemental executive retirement plan (both frozen as of December 31, 2009).

Component	Purpose	Characteristics
Potential Payments Upon Change in Control	Encourages executives to operate in the best interests of stockholders in light of a potential change in control.	Contingent in nature; payable only if an executive officer’s employment is terminated or adversely impacted as specified under the change in control provisions of various plans.
Other Potential Post-Employment Payments	Potential payments under scenarios of death, disability, retirement, termination without cause.	Contingent in nature; payable only if executive officer’s employment is terminated under the arrangements of various plans.

Base Salary

The Compensation Committee uses our compensation peer group’s range around the median base pay value for comparable positions to set our base salary midpoint for each named executive officer’s salary grade. Each salary grade range sets minimum pay at 75 % of the midpoint and maximum pay at 125 % of the midpoint. The base salary of a particular named executive officer is set within their salary grade range, generally at, above or below the 50th percentile based on experience, contribution, and proficiency in their role. Guidelines for merit increases in base salary are established annually for all of our employees (including named executive officers) based on annual market surveys, and merit increases are applied as appropriate to adjust base salaries.

For 2017, the merit increase guideline was 3.0%. The Compensation Committee judged the base salaries of the named executive officers to be correctly positioned relative to the 50th percentile for each of their positions based on their experience, proficiency and sustained performance, and accordingly approved merit increases ranging from 2% to 8% increase for each of them in 2017. Our Chief Financial Officer received a 8% increase in base salary in order to bring him closer to the targeted 50th percentile. The base salary of Mr. Sternlieb was not increased or included in the merit increase review in 2017, as he joined the Company late in the year. We emphasize performance-based compensation for our named executive officers, therefore we generally provide only modest annual increases in base salary, unless an executive’s base salary is significantly lower than the comparable executive compensation market data provided by Meridian.

Annual Cash Incentive Compensation

Our annual cash management incentive compensation plan (“MIP”) component of our Incentive Compensation Plan is a variable cash-based incentive plan designed to focus management on performance factors important to our overall performance and to the continued success of our business units.

Payout Opportunity

Target percentage amounts for annual MIP awards are based on survey market data and peer company proxy statements. For 2017, the Compensation Committee set the annual MIP award target percentages (expressed as percentage of base salary) for each of our named executive officers. The highest percentage (100%) was assigned to our Chief Executive Officer and our other named executive officers had MIP target percentages ranging from 55% to 70% of base salary.

For 2017, our annual MIP opportunity was weighted primarily toward business performance (75%), referred to as the “BPI” component, and secondarily to individual performance (25%), referred to as the “PPI” component. Our Compensation Committee reviews and approves BPI targets for our MIP award program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For MIP awards for all of our executive officers in 2017, we utilized year-over-year growth in EBITDA and year-over-year improvement in EBIT margin and AOWC. EBITDA was weighted at 50% of the total BPI component, with EBIT margin and AOWC each weighted at 25%, and are each based on overall company results. Annual MIP award opportunities for our executive officers who had division management responsibilities also utilized division MIP targets for EBITDA, EBIT margin and AOWC. For these executive officers, performance against corporate BPI targets was weighted 40% and against division BPI targets was weighted 60%.

The Compensation Committee established a range from “0.00” (below threshold) to “2.50” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” BPI rating. There was a minimum level for each measure below which a participant receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 250% of the BPI portion of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by the number of measures to determine the actual percentage payout of the target award amount.

The following charts provide the performance curves for the corporate BPI targets for 2017:

The slope of each of the curves reflects the Compensation Committee’s desire to reward above-target performance. As performance increases from threshold to target, the awards increase proportionately, and when performance exceeds the target level of performance, certain awards increase more rapidly.

Determination of BPI Payout

Messrs. Giacomini and Deck received a corporate-wide BPI rating which was based on our consolidated results. Messrs. Burdakin, Smith, and Sternlieb have division management roles, and for 2017 their BPI rating was based 40% on consolidated results and 60% on the results of the divisions in which they served.

For 2017 MIP awards, the following table shows the overall company and division performance measures used for BPI and our performance against each of these performance measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above).

Overall Company Performance Measures
	0% Payout of	100% Payout of	250% Payout	2017		BPI
	Target BPI	Target BPI	of Target BPI	Performance	Weight	Payout
EBITDA	$157.4	$180.4	$207.4	$195.2	50%	1.68
EBIT Margin	8.0%	9.0%	9.9%	9.4%	25%	1.60
AOWC	14.4%	12.8%	10.7%	14.0%	25%	0.30
Total BPI Rating						1.31

FoodTech Division Performance Measures
	0% Payout of	100% Payout of	250% Payout	2017		BPI
	Target BPI	Target BPI	of Target BPI	Performance	Weight	Payout
EBITDA	$151.0	$174.0	$197.0	$182.8	50%	1.49
EBIT Margin	11.4%	12.4%	13.5%	12.5%	25%	1.18
AOWC	9.5%	8.0%	6.5%	9.0%	25%	0.32
Total BPI Rating						1.12

AeroTech Division Performance Measures
	0% Payout of	100% Payout of	250% Payout	2017		BPI
	Target BPI	Target BPI	of Target BPI	Performance	Weight	Payout
EBITDA	$44.0	$49.5	$55.0	$53.0	40%	1.93
EBIT Margin	9.9%	10.9%	11.7%	11.2%	25%	1.45
AOWC	28.0%	26.0%	21.5%	27.0%	35%	0.50
Total BPI Rating						1.31

Our 2017 financial performance results impacted the MIP as follows:

•

Our overall performance with respect to EBITDA and EBIT margin exceeded target performance levels, while performance with respect to AOWC improvement did not reach the target.  Our aggregate performance across the three measures resulted in Management Incentive Plan (MIP) awards above the target level, with the EBITDA metric having the most significant impact on those awards. The 75% portion of MIP awards based on these performance metrics paid out at 131% of the target award amounts.

•

Our FoodTech division’s performance with respect to EBITDA and EBIT margin exceeded their target performance levels, while performance with respect to AOWC improvement did not reach the target, resulting in a BPI of 112%. The 75% portion of the MIP award for Messrs. Smith and Sternlieb, weighting performance 60% for the FoodTech division performance metrics and 40% for the overall Company performance metrics, paid out at 120% of the target award level.

•

Our AeroTech division’s performance with respect to EBITDA and EBIT margin exceeded their target performance levels, while performance with respect to AOWC improvement did not reach the target, and resulted in a BPI of 131%. The 75% portion of the MIP award for Mr. Burdakin, weighting performance 60% for the AeroTech division performance metrics and 40% for the overall Company performance metrics for these measures paid out at 131% of the target award level.

Our resulting BPI multiple was then multiplied by our individual named executive officer’s MIP award target percentage to determine the BPI portion of the MIP award payout to that executive.

Determination of PPI Payout

The PPI rating is based on the achievement by an executive officer of individual annual objectives. A broad range of factors, generally qualitative in nature, but others that are quantitative, may be considered in this PPI rating assessment, including corporate and operations level cost control, strategic initiatives, operational objectives regarding market development and growth, margin improvement and revenue growth as well as objectives relating to restructuring, integration and safety. These objectives differ from those utilized to determine performance ratings for establishing an executive officer’s base salary described above under “Components of Compensation Program — Base Salary.” For our 2017 MIP program, our Compensation Committee approved a PPI range from 0.00 to 2.00. For individual PPI objectives, the level of performance and resulting individual ratings on objectives required to achieve a PPI rating of 2.00 is quite high and unusual.

Our Chief Executive Officer provided the Compensation Committee his recommendation with respect to the PPI ratings for the performance of individual objectives for each of the other named executive officers. For our Chief Executive Officer, the Compensation Committee solicits feedback from the independent directors, evaluates his performance in executive session, and uses that assessment to recommend his PPI rating to the independent directors. In determining our Chief Executive Officer’s individual performance PPI rating, the independent directors evaluated his performance on a variety of objectives tied to:

•	Culture and Values;
•	JBT Strategy and Deployment;
•	JBT Operational Improvement Framework and Execution; and
•	Succession Planning

Our named executive officers received PPI ratings ranging from 1.00 to 1.50 for 2017, with an average rating of 1.22. On average, the PPI portion of the annual MIP award compensation represents less than 6% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below).

Calculation of Total MIP Payout

To illustrate how the annual MIP awards are determined under our compensation programs, making the assumption that an executive officer has a base salary of $375,000, a 55% target bonus, a BPI rating of 200% and a PPI rating of 125%, the executive officer’s annual MIP compensation payment would be calculated in the following manner:

BPI	$375,000 (base salary) x .55 (target bonus) x .75 (BPI weighting) x 200% (Corporate BPI achievement)	$309,375
PPI	$375,000 (base salary) x .55 (target bonus) x .25 (PPI weighting) x 125% (Individual PPI rating)	$64,453
	Total MIP Award Compensation:	$373,828

The following table sets forth the potential MIP awards for 2017 at threshold, target and maximum performance levels for our named executive officers, and their actual MIP payouts driven by our overall financial performance in 2017.

	Target MIP					Actual MIP
	Award as a					Payout as a
	% of	MIP Award Opportunity			Actual MIP	% of
Name	Base Salary	Threshold	Target	Maximum	Payout	Target
Thomas W. Giacomini	100%	$0	$830,000	$1,971,250	$1,126,725	136%
Brian A. Deck	70%	$0	$291,457	$692,210	$373,793	128%
Steven R. Smith	65%	$0	$268,209	$636,996	$307,635	115%
David C. Burdakin	55%	$0	$215,593	$512,033	$287,278	133%
Paul E. Sternlieb (1)	60%	$0	$45,206	$107,364	$51,851	115%

(1)	Represents a pro-rated MIP award opportunity for 2017.

Long-Term Incentive Compensation

By providing our named executive officers with significant compensation opportunities in the form of long-term awards under the LTIP, we intend to ensure that a significant portion of our named executive officers’ total target compensation remains at risk and continues to be tied to the creation of value for our stockholders. To date, our LTIP awards have included two or more of the following types of awards: (i) performance-based RSUs, which are tied to the achievement of Company financial goals, (ii) time-based RSUs, which provide executives with an equity stake in our Company, and (iii) performance-based cash awards, which provides a future cash payment opportunity tied to the achievement of Company financial goals. The Compensation Committee reviews annually the use of performance-based cash awards in long-term incentive compensation, considering, among other things, the available shares under the Incentive Compensation Plan and the extent to which equity awards may dilute existing stockholders. Accordingly, the use of performance-based cash awards may vary from year to year; however, the Compensation Committee has a preference for performance-based equity awards due to the closer alignment of equity incentive awards with stockholder value creation. All LTIP awards made in 2017 were stock-based awards. All of these awards provide a retention incentive for our named executive officers because they are subject to vesting requirements and are not paid out until the end of a three-year service period. The equity component of these awards provide our named executive officers the opportunity to realize financial rewards if our stock price appreciates over the long term. Beginning in 2015, alignment with long-term value creation was enhanced due to the Compensation’s Committee’s decision to lengthen the LTIP performance period from one year to three years.

Earned Payout of 2015–2017 Performance RSUs

The three year performance period for the performance RSUs granted in 2015 ended on December 31, 2017.  In February 2018, the Compensation Committee evaluated the results of the three-year performance period for the performance RSUs granted in 2015.

The table below sets forth the measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plan” above), the potential payouts and the level of achievement of the measures for the 2015–2017 performance RSUs granted to our named executive officers.

2015 — 2017 Performance Period

Performance Measures	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant	2015-2017 Performance	2015-2017 Performance as a Percentage of Target
3 Year Cumulative EPS	$3.82	$5.27	$7.00	$7.22	200%
3 Year Average ROIC	10.5%	15.0%	18.3%	13.7%	82%
Earned Payout					165%

We achieved cumulative EPS of $7.22 over the three-year performance period, which represents over 200% of our goal for cumulative EPS, and 13.7% average ROIC over the three-year performance period, which represents 82% of our goal for average ROIC. We made adjustments to the EPS result to account for the effect of tax law changes on foreign income repatriation and deferred tax asset changes on the provision for taxes. The cumulative EPS measure is weighted 70% and the average ROIC measure is weighted 30%.  As a result, the performance RSUs for the 2015–2017 performance period were earned at 165% of target.

The following table sets forth the target and maximum opportunities and the actual earned shares under the performance RSUs granted to each of our named executive officers in 2015.  The earned shares will be distributed to our named executive officers on April 2, 2018, subject to their continued employment through that date:

	LTIP Award Opportunity		2015-2017 Performance RSUs
Name	Target Number of Shares	Maximum Number of Shares	% of Target Earned	Number of Shares Earned
Thomas W. Giacomini	43,892	87,784	165%	72,422
Brian A. Deck	9,010	18,020	165%	14,867
Steven R. Smith	8,230	16,460	165%	13,580
David C. Burdakin	7,450	14,900	165%	12,293

Determination of 2017 LTIP Award Size and Mix

To determine the appropriate amount of LTIP awards for our named executive officers, we target the median level of the market for long-term incentive awards, with the possibility of above market awards for outstanding performance. We also consider internal equity and relative contribution among our named executive officers and make adjustments when appropriate. Using these guidelines, the Compensation Committee sets a target economic value for each named executive officer’s LTIP award. In determining the mix of awards, the Compensation Committee considers key business priorities, peer group practices, potential stockholder dilution from equity plans and the usage of shares available under the Incentive Compensation Plan.

In 2017, the LTIP awards included two equity components: 60% was a performance-based RSU award and 40% was a time-based RSU award. To determine the number of shares for these equity-based LTIP awards, we divide the target economic value of the equity component by the closing share price of our Common Stock on the grant date to determine the number of shares or units for each award. Accordingly, we utilized the closing share price of our Common Stock on the day the Compensation Committee met to approve the target values for 2017 LTIP awards for executive officers in February 2017.

The following table sets forth the target and maximum opportunities for the performance-based RSU awards, as well as the time-based RSU awards, granted to each of our named executive officers in 2017, with the exception of Mr. Sternlieb. The actual payout will be determined after the completion of the three-year performance period on December 31, 2019.  For Mr. Stenlieb, his 2017 compensation included a one-time discretionary LTIP award, as a sign-on incentive, that is not reflective of the annual compensation program design and did not include a performance-based RSU award.

		Performance-based RSU
Name	Time-based RSU	Target	Maximum	Total Opportunity
Thomas W. Giacomini	12,486	18,728	37,456	49,942
Brian A. Deck	2,636	3,954	7,908	10,544
Steven R. Smith	2,243	3,364	6,728	8,971
David C. Burdakin	1,988	2,983	5,966	7,954
Paul E. Sternlieb (1)	9,610	—	—	9,610

(1)	In 2017 Mr. Sternlieb received special sign-on time-based RSU awards as described below under “Long Term Incentive Compensation — Discretionary Awards.”

Vesting of 2017 LTIP Awards

The ultimate realizable amount of 60% of the LTIP awards (the performance-based award) granted to our named executive officers in 2017 will depend upon our achievement against specific performance metrics set by the Compensation Committee in February 2017 for the three year period ending on December 31, 2019. The percentage of the total performance-based RSU award that will be earned will be determined after the end of the three-year performance period and the payment is subject to service-based vesting requirements. This three-year performance period puts a meaningful portion of each of our named executive officer’s targeted LTIP award at risk. The other 40% of the LTIP awards granted to our named executive officers will be earned if the named executive officer completes a three-year service-based vesting requirement.

Following satisfaction of the performance conditions and completion of the vesting period, the executive receives ownership and voting rights of the shares of Common Stock underlying the LTIP award. Vesting periods are utilized both as a retention incentive and as a means to align incentives with long-term value creation for stockholders. With the approval of the Compensation Committee, we may issue LTIP awards with reduced performance or vesting periods, though the Incentive Compensation Plan generally imposes a minimum period of one year.

Performance-Based LTIP Awards Granted in 2017

For performance-based LTIP awards granted in 2017, the performance goals consisted of measures for cumulative EPS growth and average ROIC over a three-year period. The Compensation Committee established a range from “0.00” (below threshold) to “2.00” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” rating. There was a minimum level for each measure below which a participant receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be earned. The cumulative EPS measure is weighted 70%, and the average ROIC measure is weighted 30%, and the two weighted measures are added together to determine the actual percentage payout of the target award amount. The performance period for these measures is three years.

The following charts provide the performance curves for the two metrics for performance-based RSU awards granted in 2017:

Performance Goals and Potential Payouts for 2016–2018 Performance RSUs and 2017–2019 Performance RSUs

We have granted performance-based equity awards with a performance period of three years since 2015, and, as a result, we have overlapping performance periods with two periods currently in progress.  The table below sets forth the measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above) and the potential payouts for the 2016–2018 and 2017–2019 performance RSU awards to our named executive officers. The cumulative EPS measure is weighted 70% and the average ROIC measure is weighted 30%.  The payout of the performance RSUs granted in 2016 will not be determinable until after the performance period is completed on December 31, 2018, and the payout of the performance RSUs granted in 2017 will not be determinable under after the performance period is completed on December 31, 2019.

2016 — 2018 Performance Period

	0% Payout of	100% Payout of	200% Payout of
Performance Measures	Target Grant	Target Grant	Target Grant
3 Year Cumulative EPS	$5.63	$6.58	$8.05
3 Year Average ROIC	10.5%	15.0%	18.3%

2017 — 2019 Performance Period

	0% Payout of	100% Payout of	200% Payout of
Performance Measures	Target Grant	Target Grant	Target Grant
3 Year Cumulative EPS	$7.87	$9.55	$12.50
3 Year Average ROIC	10.5%	15.0%	18.3%

Discretionary Awards

In addition to our annual incentive compensation awards, our Compensation Committee may make discretionary awards under special circumstances, including exceptional contributions not recognized by the metrics set for our MIP and LTIP awards, new hire “sign-on” bonuses, awards upon promotion and retention awards.  In 2017, Mr. Sternlieb received sign-on cash compensation of $140,000 and special equity awards of 4,805, 3,844, and 961 RSUs that vest in 2018, 2019, and 2020, respectively.   The sign-on compensation was intended to offset a portion of the compensation that we estimated Mr. Sternlieb would forfeit by terminating employment with his former employer.

Securities Trading Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction involving arrangements to hold our securities in a margin account or pledging them as collateral.

Claw-Back Policy

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw-back” or cancel all or a portion of outstanding awards in the event of misconduct prejudicial to the Company or in the event a restatement of our financial results from a prior period, whether as a result of errors, omissions or fraud, results in a prior award’s performance measures no longer being satisfied. This provides the Compensation Committee with the authority to cancel any outstanding awards, whether or not vested or deferred, or to require an executive officer to repay any gain realized or payment received upon the exercise or payment of a prior award.

Option Repricing Prohibition

Our Incentive Compensation Plan expressly prohibits lowering of the exercise price of any option or stock appreciation right after issuance under the Incentive Compensation Plan, or cancelling any option or stock appreciation right when its exercise price exceeds the fair market value of a share of our common stock in exchange for cash or another award under the Incentive Compensation Plan (except with respect to certain change in control transactions). The Incentive Compensation Plan also prohibits taking any other action with respect to an option or stock appreciation right issued under the Incentive Compensation Plan that would be treated as a repricing under the rules of the NYSE without approval of our stockholders.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Prior to the Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallowed a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid in any fiscal year to certain named executive officers. Among other requirements, in order for compensation to have been considered performance-based for purposes of Section 162(m), it generally must have been paid pursuant to a plan which was approved by the company’s public stockholders.

Under the Tax Reform, effective starting with the 2018 tax year, Section 162(m) generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or CFO, or any of its three next-highest paid executive officers, without regard to whether or not the compensation was performance-based. Grandfathered performance-based compensation is not subject to this limit on deductibility as long as such compensation meets certain requirements in the new law.

The Compensation Committee considers Section 162(m) when making compensation decisions, but other considerations, such as providing the named executive officers with competitive incentives to motivate and retain them, as well as rewarding extraordinary contributions, also significantly factor into the Compensation Committee’s decisions. The Compensation Committee retains the discretion to approve compensation to named executive officers that is not deductible if it is determined to be in the best interest of the Company.

Pension Plans

A longer term element of compensation for one of our named executive officers has been an Internal Revenue Service qualified defined benefit pension plan (the “Pension Plan”) that provides income replacement retirement benefits. At the time of our spin-off from FMC Technologies, Inc. in 2008, we maintained the benefits package offered by our former parent company but we subsequently decided to freeze the Pension Plan effective December 31, 2009. Benefits earned as of that date were frozen; while no additional benefits will accrue for any of our U.S.-based non-bargaining unit production personnel, the benefit earned through that date will be paid when the employee retires. All employees can continue to earn service for vesting purposes and for eligibility for early retirement benefits. The pension freeze also impacts our non-qualified defined benefit pension plan (the “Non-Qualified Pension Plan”) described below.

The Pension Plan utilizes the same benefit calculation formula for our named executive officers as is used for non-bargaining unit production personnel and administrative and technical staff. One of our named executive officers (Mr. Smith) has significant accrued pension benefits under the pension plans as a result of his tenure with our predecessor, FMC Technologies, Inc. and its predecessor, FMC Corporation.

Savings Plans

Most of our United States-based employees, including our named executive officers, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. In order to maintain a competitive benefit package that will attract and retain employees, we have an additional company non-elective contribution to the Qualified Savings Plan equal to 3% of employees’ base and incentive pay. We match 50% of the first 6% of each employee’s contributions.

The Qualified Savings Plan also provides for additional discretionary matching contribution of between 0% and 33 1/3% of the first 6% of each employee’s contributions depending upon the Company’s achievement of pre-determined financial performance targets. For 2017, each employee making contributions to the Qualified Savings Plan received an additional discretionary matching contribution of 4.17% of the first 6% of the employee’s contributions as a result of our performance in 2017.

Our named executive officers are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. For a description of the Non-Qualified Savings Plan, please see “ Non-Qualified Deferred Compensation Table.”

Change-in-Control Benefits

We entered into agreements with each of our named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. The payments generally are based on a multiple of the named executive officer’s base salary and annual short-term incentive and are subject to “double-trigger” conditions, requiring both a “change of control” event and an adverse change in the executive’s employment. The executive severance agreements do not include excise tax gross-up provisions. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions. These agreements are designed to ensure that we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. See “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under our change-in-control agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in- control agreements. The competitive nature of these benefits is reviewed and analyzed periodically by our Compensation Committee with the assistance of the Committee’s independent consultant.

All of the change-in-control agreements with our named executive officers are what is commonly referred to as “double trigger” agreements. Under these agreements, the benefits are only payable to an executive if, in addition to the qualifying change-in-control event, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed.

Unvested RSUs will vest after the occurrence of a change-in-control only if the RSUs are not assumed by the successor on the effective date of such transaction, the executive officer’s position is terminated within a period of twenty-four months, or the executive’s responsibilities, salary or location are significantly changed. Outstanding performance-based LTIP awards that vest under these circumstances prior to the completion of the performance period will be paid at 100% of the target award within 70 days. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change in Control.”

General Executive Severance Benefits

Under our executive severance plan, named executive officers who lose their job through no fault of their own are entitled to receive 15 months (18 months in the case of our Chief Executive Officer and President) of severance pay (limited to base pay and the executive’s annual target bonus, if any), their pro-rated annual target bonus, if any, through the date of termination, payment of a lump sum equivalent to the value of the employer portion of the monthly premiums for medical and dental benefits for the same severance period, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Under the terms of our Incentive Compensation Plan, in the event of the death or disability of an executive during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payment in the Event of Death, Disability or Retirement.”

Impact of Retirement on Outstanding LTIP Awards

In the event of a named executive officer’s retirement from the Company upon or after attaining age 62 and a specified number of years of service, any unvested LTIP equity or cash awards remain outstanding after retirement and vest on the originally scheduled vesting date. This permits flexibility in retirement planning, permits us to provide an incentive for the vesting period and does not penalize our employees who receive long-term cash and equity awards as incentive compensation when they retire. For awards granted prior to 2016, separation prior to attaining age 62 and 10 years of service would result in the forfeiture of unvested awards. In 2016, the Compensation Committee approved a variation to these terms, permitting the Compensation Committee to selectively grant awards that will permit unvested equity awards outstanding after retirement to vest on their originally scheduled vesting date following a retirement upon or after attaining the age of 62 and 5 years of service. This variation was approved to allow the Company the option to offer long term equity incentive compensation as a means of attracting and retaining personnel hired near their retirement or to incentivize existing employees who are nearing retirement but who have not been with the Company for a full ten year period.

Retirement Transition of Steven R. Smith

In connection with Mr. Smith’s retirement, which was announced in August of 2017 and planned for the second quarter of 2018, the Company and Mr. Smith entered into a Transition, Separation and General Release Agreement (the “Separation Agreement”). The Separation Agreement provides for: (i) the continuation of Mr. Smith’s employment through his retirement date; (ii) the vesting of Mr. Smith’s existing stock awards in accordance with their terms prior to his retirement date; (iii) the payment of Mr. Smith’s annual bonus for 2017 in accordance with its terms; and (iv) the following payments under the John Bean Technologies Corporation Executive Severance Plan and no other benefits under that plan: 15 times the Company’s portion of Mr. Smith’s current monthly premium for medical and dental coverage, a lump sum payment equal to Mr. Smith’s earned and accrued but unused 2018 vacation, outplacement assistance and a lump sum payment for remaining amounts due to Mr. Smith in 2018 for financial planning and tax preparation assistance. The Separation Agreement includes a standard release of claims by Mr. Smith against the Company and a 24-month non-compete and non-solicitation covenant in favor of the Company and its subsidiaries.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we currently provide to our executives include financial counseling fee reimbursement, parking fees and other minor expenses associated with their business responsibilities.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain direct ownership of shares (including time-based RSUs, whether or not currently vested, but not counting any shares underlying outstanding stock options, and performance-based RSUs following the completion of the performance period) in an amount equal in value to a multiple of the individual’s salary-grade midpoint. Named executive officers who began their employment with the Company, or who have been internally promoted to an executive officer position, have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. An executive may not sell any shares of our Common Stock that the executive may hold until reaching the applicable stock ownership guideline multiple (the pro-rated multiple until the end of the specified build up period).

The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them.

[
		Number of Shares
	Multiple of Salary	Required	Shares Held as of
Executive Officer	Grade Mid Point	to be Held as of 12/31/2017	12/31/2017
Thomas W. Giacomini	5.0	32,539	252,351
Brian A. Deck	3.0	8,407	56,049
Steven R. Smith	2.0	7,165	55,258
David C. Burdakin	2.0	5,712	44,335
Paul E. Sternlieb	2.0	271	9,610

In December of 2017, the Board of Directors approved an increase in the multiple for stock ownership guidelines for the Division Presidents from 2 times to 3 times the salary grade midpoint.  This increase will become effective in 2018 for Messrs. Smith, Burdakin, and Sternlieb.

Risk in Compensation Programs

We do believe that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, although the performance metrics that determine payouts for certain managers are based on the achievement of business segment metrics, the metrics that determine long-term incentive award payouts for our named executive officers are company-wide metrics. The metrics for annual cash incentive award payouts for our named executive officers are also primarily company-wide metrics, the only exception being named executive officers who have division management roles (three of our named executive officers have this role), whose annual cash incentive payouts are based on metrics that are weighted 40% for company-wide and 60% for division performance. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of our company and our stockholders as a whole.

The mix of equity award instruments used under our long-term incentive program that includes time-based awards in addition to performance-based awards also mitigates risk. In addition, the multi-year vesting of our equity awards and our share ownership guidelines for our executive officers properly account for the time horizon of risk. We also employ “claw-back” provisions in our Incentive Compensation Plan to ensure that in the case of a restatement of our historical financial results for a period of time on which performance-based equity awards were granted, the amount of those awards can be recalibrated or cancelled to reflect our restated financial performance for that period. Finally, we set our target compensation at levels that we believe, based on market assessments, strikes the appropriate balance between managing the overall expense of our compensation in comparison with peers and allowing us to continue to attract and retain the caliber of employees that we believe we need to help us succeed in the markets we serve.

At its February 21, 2018 meeting, the Compensation Committee requested its independent compensation consultant, Meridian, to advise the Committee on whether we had any areas of compensation which appeared to encourage excessive risk-taking. In the review of its report to the Committee, Meridian did not identify any components of our compensation program that they viewed as encouraging excessive risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2018 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Edward L. Doheny II, Chair
Polly B. Kawalek
James M. Ringler

COMPENSATION TABLES AND EXPLANATORY INFORMATION

Summary Compensation Table

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ending December 31, 2017, December 31, 2016 and December 31, 2015. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position in 2017	Year	($)	($)	($)(1)(2)	($)	($)	($)(3)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas W. Giacomini	2017	830,000	—	2,700,011	—	1,126,725	—	174,755	4,831,491
President and Chief	2016	791,063	—	2,000,028	—	1,556,416	—	180,251	4,527,758
Executive Officer	2015	760,688	—	2,199,975	—	1,500,000	—	164,662	4,625,325

Brian A. Deck	2017	416,367	—	570,035	—	373,793	—	71,425	1,431,620
Executive Vice President	2016	389,022	—	520,007	—	501,303	—	71,621	1,481,953
and Chief Financial	2015	374,518	—	895,003	—	460,704	—	61,424	1,791,649
Officer

Steven R. Smith	2017	412,629	—	485,006	—	307,635	137,703	76,771	1,419,744
Executive Vice President	2016	401,691	—	475,022	—	448,167	78,277	78,337	1,481,494
	2015	384,129	—	475,020	—	439,520	—	68,699	1,367,368

David C. Burdakin	2017	391,987	—	429,992	—	287,278	—	70,635	1,179,892
Executive Vice President	2016	384,301	—	429,993	—	418,187	—	75,048	1,307,529
and President, AeroTech	2015	375,216	—	680,000	—	431,208	—	66,781	1,553,205

Paul E. Sternlieb	2017	75,343	140,000	999,920	—	51,851	—	8,360	1,275,474
Executive Vice President
and President, Protein

(1)

The amounts in column (e) include awards of time-based RSUs and performance-based RSUs under our Incentive Compensation Plan. These dollar amounts represent the grant date fair value. The value of performance-based awards is based on the probable outcome of the performance conditions as of the grant date. The probable outcome for 2015, 2016 and 2017 grants of performance-based awards was estimated at the target payout level, or 100%. The actual achievement was 165% for the 2015 awards. The performance period for awards granted in 2016 and 2017 will not end until December 31, 2018 and December 31, 2019, respectively.

The grant date fair value of performance-based RSUs for fiscal 2017 assuming the target and maximum levels of performance was achieved are as follows:

	Fair Value Assuming Target	Fair Value Assuming
Name	Performance ($)	Maximum Performance ($)
Thomas W. Giacomini	1,619,972	3,239,944
Brian A. Deck	342,021	684,042
Steven R. Smith	290,986	581,972
David C. Burdakin	258,030	516,060
Paul E. Sternlieb	—	—

(2)

The amounts in column (e) for 2015 also include a discretionary performance-based award granted to Mr. Giacomini in 2015 with a grant date fair value of $499,998, and discretionary time-based awards with grant date fair values of $374,999 and $249,999, respectively, granted to Messrs. Deck and Burdakin in 2015.  The amount in column (e) for 2017 includes discretionary time-based awards granted to Mr. Sternlieb in 2017 with an aggregate grant date fair value of $999,920 as described above under “Long Term Incentive Compensation — Discretionary Awards.”

(3)

The amounts in column (h) reflect the actuarial increase in the present value of pension benefits for Mr. Smith, our one named executive officer who is eligible for benefits under the Pension Plan and the Non-Qualified Pension Plan. The present values reflect payment of benefits at the earliest retirement date with unreduced benefits for the Pension Plan and for the Non-Qualified Pension Plan (age 62). These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not included in this column.

(4)

For the year 2015, the Pension and Non-Qualified Deferred Compensation Earnings for Mr. Smith experienced a negative change in value due to an increase in the interest rates used to determine pension liabilities. For Mr. Smith, the aggregate present value of his U.S. Pension Plan and Non-Qualified Pension plan benefits decreased by $10,662. In accordance with the compensation disclosure requirements, this aggregate decrease in value is not reported in columns (h) or (j) of the Summary Compensation Table.

(5)	The amounts in column (i) for the fiscal year ended December 31, 2017 reflect for each of our named executive officer the following perquisites and other compensation:

	Reimbursement
	for Professional
Perquisites ($)	Advisor Fees	Parking	Total Perquisites
Thomas W. Giacomini	20,000	5,604	25,604
Brian A. Deck	8,467	5,604	14,071
Steven R. Smith	17,367	5,604	22,971
David C. Burdakin	20,000	—	20,000
Paul E. Sternlieb	5,000	1,100	6,100

*Our cost for financial planning and personal tax assistance are specifically allocated to the individual named executive officers receiving the services to which such fees relate. All amounts paid to obtain financial planning and personal tax assistance for our named executive officers represent taxable income to the executive.

	Matching Contributions	Discretionary Matching	Total
	to Qualified Savings	Contributions to	Company
	Plan and Non-	Qualified Savings Plan	Contributions
	Qualified	and Non-Qualified	to Savings
Other Compensation ($)	Savings Plan*	Savings Plan*	Plans
Thomas W. Giacomini	143,185	5,966	149,151
Brian A. Deck	55,060	2,294	57,354
Steven R. Smith	51,648	2,152	53,800
David C. Burdakin	48,610	2,025	50,635
Paul E. Sternlieb	2,260	—	2,260

*For a description of the matching contributions provided to participants in the Qualified Savings Plan and Non-Qualified Savings Plan, see “Compensation Discussion and Analysis — Savings Plans” above.

None of our named executive officers was a party to written or oral employment contracts with us during 2017, and, as a result, all of our named executive officers remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual MIP, LTIP awards, matching contributions to retirement savings plans, pension benefits, perquisites, severance and change in control benefits, see “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2017 to each named executive officer.

								All Other
								Stock	All Other		Grant
								Awards:	Option	Exercise	Date Fair
								Number	Awards:	or Base	Value of
		Estimated Possible Payouts						of Shares	Number of	Price of	Stock and
		Under Non-Equity			Estimated Possible Payouts			of Stock	Securities	Option	Option
	Grant	Incentive			Under Equity Incentive			or Units	Underlying	Awards	Awards
Name	Date	Plan Awards			Plan Awards (1)			(#)(2)	Options (#)	($/Sh)	(3)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Thomas W. Giacomini
MIP - Cash		—	830,000	1,971,250
Restricted Stock Units	2/16/2017							12,486			1,080,039
Performance RSUs	2/16/2017				—	18,728	37,456				1,619,972

Brian A. Deck
MIP - Cash		—	291,457	692,210
Restricted Stock Units	2/16/2017							2,636			228,014
Performance RSUs	2/16/2017				—	3,954	7,908				342,021

Steven R. Smith
MIP - Cash		—	268,209	636,996
Restricted Stock Units	2/16/2017							2,243			194,020
Performance RSUs	2/16/2017				—	3,364	6,728				290,986

David C. Burdakin
MIP - Cash		—	215,593	512,033
Restricted Stock Units	2/16/2017							1,988			171,962
Performance RSUs	2/16/2017				—	2,983	5,966				258,030

Paul E. Sternlieb (5)
MIP - Cash		—	45,206	107,364
Restricted Stock Units	10/23/2017							961			99,992
Restricted Stock Units	10/23/2017							3,844			399,968
Restricted Stock Units	10/23/2017							4,805			499,960

(1)

The amounts shown in columns (g) and (h) reflect the target and maximum number of shares of common stock issuable pursuant to performance RSUs granted to each of our named executive officers in 2017 pursuant to our Incentive Compensation Plan.

(2)

The amounts shown in column (i) reflect the number of RSUs subject to time-based vesting requirements granted to each of our named executive officers in 2017 pursuant to our Incentive Compensation Plan.

(3)

The amounts in column (l) reflect the grant date fair value of awards of RSUs to our named executive officers pursuant to our Incentive Compensation Plan in 2017. Assumptions used in the calculation of these amounts are described in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10‑K filed with the Securities and Exchange Commission on February 28, 2018.

(4)	The amount listed in column (l) for “Performance RSUs” represents the full grant date fair value of RSUs subject to performance-based conditions assuming achievement of target performance.
(5)	Mr. Sternlieb received sign-on RSUs that vest in 2018, 2019, and 2020, respectively, as described above under “Long Term Incentive Compensation – Discretionary Awards.”

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan Awards:
								Incentive	Market or
								Plan Awards:	Payout
							Market	Number of	Value of
							Value of	Unearned	Unearned
	Number of	Number of	Number of			Number of	Shares or	Shares,	Shares,
	Securities	Securities	Securities			Shares	Units of	Units, or	Units, or
	Underlying	Underlying	Underlying			or Units	Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		of Stock	That Have	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(3)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thomas W. Giacomini	—	—	—	—	—	122,595	13,583,526	91,608	10,150,166
Brian A. Deck	—	—	—	—	—	35,714	3,957,111	21,988	2,436,270
Steven R. Smith	—	—	—	—	—	25,597	2,836,148	19,590	2,170,572
David C. Burdakin	—	—	—	—	—	28,137	3,117,580	17,608	1,950,966
Paul E. Sternlieb	—	—	—	—	—	9,610	1,064,788	—	—

(1)

The outstanding RSU awards presented in column (g) above include time-based RSUs and earned performance-based RSUs that remain subject to requisite service vesting conditions. These awards are scheduled to vest on the vesting dates indicated below. The April 2, 2018 vesting date includes shares earned by the named executive officers under performance RSUs for the 2015-2017 period that remain subject to continued service through April 2, 2018 as follows: Mr. Giacomini: 72,422 shares; Mr. Deck: 14,867 shares; Mr. Smith: 13,580 shares; and Mr. Burdakin: 12,293 shares.

Vesting Date	Thomas W. Giacomini	Brian A. Deck	Steven R. Smith	David C. Burdakin	Paul E.Sternlieb
April 2, 2018	92,058	20,873	19,067	17,260	—
October 23, 2018	—	—	—	—	4,805
December 3, 2018	—	7,512	—	5,008	—
April 1, 2019	18,051	4,693	4,287	3,881	—
October 23, 2019	—	—	—	—	3,844
April 1, 2020	12,486	2,636	2,243	1,988	—
October 23, 2020	—	—	—	—	961
Total	122,595	35,714	25,597	28,137	9,610

(2)	The market value of earned and unvested RSUs is calculated using a price of $110.80 per share, based on the closing price of our Common Stock on December 29, 2017.
(3)

The outstanding RSU awards presented in column (i) above are unearned performance-based RSUs granted in 2016 and 2017 for the three-year performance periods ending December 31, 2018 and December 31, 2019, respectively. These performance-based RSUs vest if we meet certain EPS and ROIC targets during the applicable three-year performance period. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation.” The shares reported in column (i) of this table are based on achieving the “maximum” level of performance for each of the 2016 - 2018 and 2017 - 2019 performance RSUs, because our financial performance through December 31, 2017 indicated performance between the target and maximum levels for each of these awards. The table below sets forth the maximum number of shares that would vest, if the maximum performance conditions are satisfied, on the vesting dates indicated below.

Vesting Date	Thomas W. Giacomini	Brian A. Deck	Steven R. Smith	David C. Burdakin
April 1, 2019	54,152	14,080	12,862	11,642
April 1, 2020	37,456	7,908	6,728	5,966
Total	91,608	21,988	19,590	17,608

(4)

The market value of unearned and unvested performance-based RSUs is calculated using the maximum payout level and a price of $110.80 per share, based on the closing price of our Common Stock on December 39, 2017.

Option Exercises and Stock Vested Table

The following table displays amounts received as a result of RSUs vesting during 2017. Mr. Sternlieb did not have any RSUs vest during 2017.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Thomas W. Giacomini	—	—	84,086	$7,168,332
Brian A. Deck	—	—	23,878	$2,035,600
Steven R. Smith	—	—	32,460	$3,045,234
David C. Burdakin	—	—	22,598	$1,926,480

Pension Benefits Table

One of our named executive officers, Mr. Smith, has a pension benefit with the Company. The table below shows the present value of accumulated benefits payable to Mr. Smith, including the number of years of service credited under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service under the pension plans include years of service with our predecessor. The Pension Plan values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan values are the present value at December 31, 2017 of the lump sum payable at the first retirement date for unreduced benefits. Effective December 31, 2009, we froze benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan. For an explanation of the impact on these plans, see “Compensation Discussion and Analysis —Pension Plans” above.

		Number of	Present Value of
		Years Credited	Accumulated
		Service as of	Benefit as of	Payments During
		12/31/2017	12/31/2017	Last Fiscal Year
Name	Plan Name	(#)	($) (1)	($)
(a)	(b)	(c)	(d)	(e)
Steven R. Smith	Pension Plan	21.00	774,561	—
	Non-Qualified Pension Plan	21.00	480,895	—

(1)

Amounts reported reflect the present value, expressed as a lump sum as of December 31, 2017, of the named executive officer’s benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan, respectively. Amounts reported are calculated using the assumptions applied in Note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10‑K filed on February 28, 2018 with the Securities and Exchange Commission.

Pension Benefit Formula

Our Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings through the pension freeze date of December 31, 2009 are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:
•

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35‑year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

•	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.
(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. Mr. Smith, our only named executive officer with a benefit, is currently vested in his accrued benefits under our Pension Plan. Eligibility under the Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. When we were established as a separate company from FMC Technologies, Inc. in July 2008, our employees who were formerly employed by FMC Technologies, Inc. received the benefit for years of credited service under FMC Technologies Inc.’s defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation, FMC Technologies, Inc.’s predecessor, received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies, Inc. was established as a separate company by FMC Corporation. Mr. Smith was a former employee of both predecessor companies.

Early Retirement

All participants in our Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service.  Mr. Smith is eligible for early retirement.

A participant in the Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by 1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of

2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the Pension Plan for our named executive officers include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to the executives for each plan year in which they were eligible to participate in the Pension Plan or its predecessor plans through December 31, 2009, the date upon which the U.S. Pension Plan was frozen.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the Pension Plan for (1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the Pension Plan. The Non-Qualified Pension Plan was also frozen as to future benefit accruals effective December 31, 2009.  Accrued benefits under the Non-Qualified Pension Plan may be distributed as either a lump sum payment or in monthly payments over a five-year period. Lump sum distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. Mr. Smith is a specified employee, and his distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Non-Qualified Deferred Compensation Table

The contributions made by our named executive officers to the Non-Qualified Savings Plan in 2017, together with matching contributions or other allocations to the Non-Qualified Savings Plan, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

	Executive		Aggregate		Aggregate
	Contributions	Company	Earnings	Aggregate	Balance
	in Last Fiscal	Contributions	in Last Fiscal	Withdrawals/	at Last
	Year	in Last Fiscal Year	Year	Distributions	Fiscal Year End
Name	($) (1)	($) (2)(3)	($) (4)	($)	($) (5)
(a)	(b)	(c)	(d)	(e)	(f)
Thomas W. Giacomini	8,300	132,276	503,351	—	3,332,207
Brian A. Deck	57,525	40,479	31,978	—	295,097
Steven R. Smith	8,608	36,925	45,605	—	485,141
David C. Burdakin	241,742	33,760	99,441	—	848,974
Paul E. Sternlieb	—	—	—	—	—

(1)

All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.

(2)

All of the contributions made by us for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include contributions to the Qualified Savings Plan.

(3)

Amounts included in column (c) include discretionary matching contributions based on 2017 performance and posted to participants accounts in 2018. That amount was $5,29 for Mr. Giacomini, $1,619 for Mr. Deck, $1,477 for Mr. Smith, and $1,350 for Mr. Burdakin.

(4)	Aggregate earnings represent an increase (decrease) in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2017.
(5)

The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table in our Proxy Statement for fiscal years ended prior to the year ended December 31, 2017 was $2,392,215 for Mr. Giacomini, $156,206 for Mr. Deck, $113,356 for Mr. Smith, and $445,796 for Mr. Burdakin.

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers, may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan are publicly traded mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan.

The Non-Qualified Savings Plan provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. The Non-Qualified Savings Plan provides for a match of 100% of the first 6% of each employee’s deferrals to the Non-Qualified Savings Plan, and a 6% company contribution for all eligible compensation in excess of the Internal Revenue Code Section 401(a)(17) limit (“Excess Income”). In addition the Non-Qualified Savings Plan provides for an additional discretionary matching contribution of between 0% and 2% of the employee’s deferrals and Excess Income depending upon the Company’s achievement of pre-determined financial performance targets. For 2017, each participant making deferrals to the Non-Qualified Savings Plan received an additional discretionary matching contribution of 0.25% of the participant’s deferrals and Excess Income as a result of our performance in 2017. Employees who are otherwise eligible to participate in the Non-Qualified Savings Plan but do not elect to defer any of their base pay or non-equity compensation will receive a non-elective contribution of 3% for their Excess Income. Participants are vested on a three-year graded vesting schedule for company contributions. Accrued benefits under the Non-Qualified Savings Plan may be distributed as either a lump sum payment or in annual, quarterly or monthly payments over a five-year period. Distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Potential Payments Upon Termination

The compensation benefits that are payable to each of our named executive officers in the event of a voluntary termination will be the same as those available to all of our other salaried employees. In the event of the disability, retirement, involuntary not-for-cause termination or a change-in-control, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. This same death or disability benefit will exist for any of our employees who hold an unvested LTIP award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding LTIP awards under the LTIP will be retained and will vest in accordance with their pre-retirement normal vesting schedule. If any of our named executive officers chose to retire as of the last day of our 2017 fiscal year, the effect of that retirement would be the same as if the named executive officer had resigned because none of the named executive officers were eligible for retirement on December 31, 2017, and the named executive officer would forfeit all unvested LTIP awards. The following table assumes that each of our named executive officers was retirement-eligible as of the end of our 2017 fiscal year, and shows the value to each of our named executive officers should any of these events have occurred on December 31, 2017 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of

Death, Disability or Retirement on December 31, 2017

	Long-Term Incentive Compensation
	Unearned
	Performance-Based	Performance-Based
	Restricted Stock Units	Restricted Stock Units	Time-Based
	That Have Not Vested (1)	That Have Not Vested (2)	Restricted Stock Units	Total (3)
Name	($)	($)	($)	($)
Thomas W. Giacomini	5,075,083	8,024,358	5,559,168	18,658,609
Brian A. Deck	1,218,135	1,647,264	2,309,848	5,175,247
Steven R. Smith	1,085,286	1,504,664	1,331,484	3,921,434
David C. Burdakin	975,483	1,362,064	1,755,515	4,093,062
Paul E. Sternlieb	—	—	1,064,788	1,064,788

(1)

The performance period for units granted in 2016 and 2017 will not end until December 31, 2018 and December 31, 2019, respectively. This column shows the market value of unearned, unvested at-risk performance-based RSUs granted in 2016 and 2017 at the target payout level using the closing price of our common stock on December 29, 2017.

(2)

Reflects the value of earned and unvested performance-based RSUs granted in 2015 at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table” using the closing price of our common stock on December 29, 2017.

(3)

Retirement will not result in accelerated vesting. In the event of an eligible retirement at age 62, all unvested LTIP awards described in the table above may be retained and will vest on their normal vesting date, and, in the case of performance-based awards, subject to the achievement of the performance conditions. The value of such awards on the vesting date will depend on the market price on that date and the extent to which the performance conditions are met.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis — General Executive Severance Benefits” above in the event they lose their job involuntarily, other than for cause or as a result of a change-in-control. The benefits under this plan include:

•	a severance payment equal to 15 months of base salary and target bonus (18 months in the case of Mr. Giacomini);
•	a pro-rata payment of annual target bonus at target levels for the calendar year in which the termination occurs;

•	a payment equal to 15 times the employer portion of the monthly premiums for medical and dental benefits;
•	reimbursement for outplacement assistance in an amount not exceeding $50,000; and
•

a single lump sum payment of $20,000 less any amounts that we previously reimbursed the named executive officer for financial planning and tax preparation assistance in the year in which the termination of employment occurs.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants. An executive will cease to participate in the executive severance plan upon the occurrence of certain disqualifying events or the violation of the provisions contained in the separation agreement.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination occurred on December 31, 2017, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefits at such time.

Executive Benefits and Payments for

Involuntary Termination Occurring on December 31, 2017

	Compensation($)		Benefits and Perquisites($)
		Pro-Rated		Financial
		Target Annual	Medical and	Planning and
	Severance	Non-Equity	Dental Benefits	Tax Preparation	Outplacement
Name	Payment	Incentive	(1)	Assistance	Services	Total($)
Thomas W. Giacomini	2,520,000	830,000	12,323	—	50,000	3,412,323
Brian A. Deck	901,474	291,457	19,344	11,533	50,000	1,273,808
Steven R. Smith (2)	855,238	247,577	19,344	2,633	50,000	1,174,792
David C. Burdakin	763,216	215,593	13,502	—	50,000	1,042,311
Paul E. Sternlieb	780,000	45,206	6,624	15,000	50,000	896,830

(1)	Assumes no change in current premium cost paid by the Company and such named executive for medical and dental benefits.
(2)

Mr. Smith released the Company from obligations under the Executive Severance Plan in connection with his Separation Agreement as described above under “Compensation Discussion and Analysis - Retirement Transition of Steve R. Smith.”

In the event of an involuntary termination in the absence of a change in control, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2017, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into “double-trigger” executive severance agreements with each of our named executive officers pursuant to which, in the event of both a qualifying change-in-control and any of (1) an involuntary termination of employment for reasons other than cause, disability or death within 24 months after the change in control, (2) a voluntary termination of employment for good reason within 24 months after the change in control or (3) our breach of any material provision of the underlying agreement, each of our named executive officers will be entitled to receive such executive’s accrued salary and vacation, certain expense reimbursements and certain other severance benefits described in the executive severance agreements. The severance benefits include a multiple of two times their annual base salary (three times for Mr. Giacomini) and the same multiple of the executive’s annual target non-equity incentive compensation.

The cash portion of the severance benefits will generally be required to be paid in a single lump sum payment no later than 30 days after the date of termination, subject to certain delayed payment exceptions that may apply under certain circumstances pursuant to requirements imposed by Section 409A of the Internal Revenue Code.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under the executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements provided the executive’s employment does not violate any non-compete obligation under the executive severance agreement.

Our named executive officers who receive severance benefits under executive severance agreements will not be entitled to receive additional severance benefits under our general executive severance plan described above under “Potential Payments Made Upon Termination — Payments Made in an Involuntary Termination.”

As described above, a qualifying change in control is required as one of the two triggers resulting in payment of severance benefits. A qualifying change in control is defined in the executive severance agreements to include:

•	any person or group becomes the owner of more than 50% of the fair market value or voting power of our stock,
•

either (i) any person or group acquires ownership of more than 30% of the voting power of our stock in any twelve-month period or (ii) a change in the majority of our Board of Directors during any twelve-month period (excluding changes endorsed by a majority of the members of our Board of Directors prior to such change), except in each case to the extent that at such time there is another person or group that owns a majority of our stock, and

•

any person or group acquires more than 40% of the fair market value of our assets during any twelve-month period, except to the extent the assets are transferred to (i) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by our company, (iii) a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock or (iv) an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding paragraph.

A named executive officer’s voluntary termination will be considered to be for good reason for purposes of the executive severance agreements if, without the executive’s express written consent, there is any (1) material reduction or alteration in the executive’s duties or any assignment that is materially inconsistent with such executive’s duties, (2) meaningful change in the executive’s work location, (3) material reduction in the executive’s base salary, (4) material reduction in the executive’s level of participation in our compensation, benefit or retirement plans, policies, practices or arrangements or (5) failure of the successor in a change in control to assume our obligations under the executive severance agreement.

If payments of any amount to a named executive office under an executive severance agreement would be subject to an excise tax under the Internal Revenue Code, the amount of payments generally will be reduced to the maximum amount that may be paid without triggering an excise tax payment. No such reduction will be made, however, if the net after-tax benefit that a named executive officer would otherwise receive in the absence of such a reduction would exceed the net after-tax benefit the executive would receive after making such a reduction.

Under the terms of the grant agreements pursuant to which such awards were issued, in the event of a change of control, all outstanding LTIP awards granted prior to 2015 will vest immediately and will be paid at 100% of the target award. Beginning with LTIP awards made in 2015, unvested RSUs will vest after the occurrence of a change-in-control only if outstanding LTIP awards are not assumed by the successor on the effective date of such transaction, the executive officer’s position is terminated within a period of twenty-four months, or the executive voluntarily resigns due to significant change in responsibilities, salary, or location within a period of twenty-four months. Outstanding performance-based LTIP awards that vest under these circumstances prior to the completion of the performance period will vest immediately and will be paid at 100% of the target award.

The amounts shown in the table below are calculated using the assumption that payments described above were triggered based on a change-in-control and qualifying termination as of December 31, 2017, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid to our named executive officers in the event of such a qualifying termination under the executive severance agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time.

Executive Benefits and Payments for

Change-in-Control Termination Occurring on December 31, 2017

	Compensation($)							Benefits and Perquisites ($)
				LTIP
				Unearned	LTIP
				Performance-	Performance-
			Pro-	Based	Based	LTIP
			Rated	Restricted	Restricted	Time-		Health
	Base	Annual	Target	Stock Units	Stock Units	Based		&
	Salary	Cash	Annual	That Have	That Have	Restricted		Welfare	Out-	Excise
	Multiple	Bonus	Non-Equity	Not Vested	Not Vested	Stock	Sign-on	Benefits	placement	Tax
Name	(1)	Multiple	Incentive	(2)	(3)	Units	Bonus	(4)	Services	Cutback (5)	Total($)
Thomas W. Giacomini	2,520,000	2,490,000	830,000	5,075,083	8,024,358	5,559,168	—	21,150	50,000	—	24,569,759
	—
Brian A. Deck	848,446	582,914	291,457	1,218,135	1,647,264	2,309,848	—	26,817	50,000	—	6,974,881
	—
Steven R. Smith	829,322	536,418	268,209	1,085,286	1,504,664	1,331,484	—	25,062	50,000	—	5,630,445
	—
David C. Burdakin	787,836	431,186	215,593	975,483	1,362,064	1,755,515	—	19,665	50,000	—	5,597,342
	—
Paul E. Sternlieb	780,000	468,000	45,206	—	—	1,064,788	140,000	9,789	50,000	—	2,557,783

(1)	The base salary and annual cash bonus multiples reflect the terms of these officers’ change-in-control agreements as of December 31, 2017.
(2)	Reflects the market value of unearned and unvested performance-based RSUs granted in 2016 and 2017 at the target payout level using the closing price of our common stock on December 29, 2017.
(3)

Reflects the value of performance-based RSUs granted in 2015 at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table” using the closing price of our common stock on December 31, 2017.

(4)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.
(5)

The payments made to Messrs. Giacomini, Deck, Burdakin, and Sternlieb would be subject to an excise tax.   However, no reduction would be made to any named executive officer’s payments to avoid triggering an excise tax payment, because the after-tax benefit the executive would receive in the absence of such a reduction would exceed the net after-tax benefit the executive would receive after making such a reduction.

Securities Authorized for Issuance Under Equity Compensation Plans Table

	Number of securities to be		Number of securities remaining
	issued upon exercise of	Weighted-average exercise	available for future issuance under
	outstanding options, warrants	price of outstanding options,	equity compensation plans (excluding
Plan Category	and rights (2)	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders: (1)
Restricted Stock Units	947,959	N/A	1,283,917
Subtotal	947,959		1,283,917
Equity compensation plans not approved by security holders:	—		—
Total	947,959		1,283,917

(1)

The 2017 Incentive Compensation Plan was approved by stockholders in May 2017.  The 2017 Incentive Compensation Plan replaced the our prior incentive compensation plan (the “2008 Incentive Compensation Plan”), which remains in existence solely for the purpose of governing the terms of awards that had been granted under the 2008 Incentive Compensation Plan prior to May 2017.  The aggregate number of shares of common stock that are authorized for issuance under the 2017 Incentive Compensation Plan is (i) 1,000,000 shares, plus (ii) the number of shares of common stock that remained available for issuance under the 2008 Incentive Compensation Plan on the effective date of the 2017 Incentive Compensation Plan, plus (iii) the number of shares of common stock that were subject to outstanding awards under the 2008 Incentive Compensation Plan on the effective date of the 2017 Incentive Compensation Plan that are canceled, forfeited, returned or withheld without the issuance of shares thereunder.

(2)

This column includes unearned, unvested performance-based RSUs at a maximum payout level of 295,274 shares.  If our actual performance falls below the maximum level, fewer shares will be issued.  The target payout level of these performance-based RSUs is 147,637 shares. For financial statement reporting purposes, we estimated, based on actual results and forecasted results for the remainder of the applicable performance periods, that 199,212 shares subject to performance conditions are expected to vest, and, as a result, an aggregate of 851,897 shares of common stock would be issued upon vesting of all time-based and performance-based RSU awards outstanding at December 31, 2017.  Please see Note 10, “Stock-Based Compensation,” to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information about the Incentive Compensation and Stock Plan.

CEO Pay Ratio

Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K.  In determining the pay ratio calculation, we used the following methodology, assumptions and reasonable estimates.

We identified our median employee using our global employee population as described below, as of October 1, 2017 (the “Effective Date”). In total, our workforce consisted of 5,706 full-time, part-time, temporary, and seasonal employees in 29 countries as of the determination date, with 3,494 located in the United States and 2,212 outside the United States.

We excluded employees in 17 countries totaling 267 employees (approximately 4.7% of our total workforce) from the determination of “median employee” under the de minimis exception in the SEC rules.  We excluded employees in Thailand (78 employees) and India (30 employees), as well as the employees in the following countries (all of which had fewer than 25 employees):  Australia, Aruba, Switzerland, France, Singapore, Japan, Poland, Argentina, Indonesia, Jamaica, Philippines, Malaysia, Vietnam, Israel, South Korea.  As a result, our employee population for purposes of the pay ratio calculation included 5,439 of our 5,706 employees.

For purposes of a consistently applied compensation measure of our employee population, we utilized annual base pay.

As a global manufacturer of highly engineered machinery and technology solutions, a significant portion of our workforce consists of full-time hourly employees. For the majority of our employees, base pay is the primary component of their compensation.  It represents the fixed portion of each employee’s compensation arrangement and is paid without regard to our financial or operational performance in a given year.  Consequently, annual base pay is a measure that reasonably reflects annual compensation for purposes of identifying our median employee.

We estimated the annual base pay of our employee population as follows. For salaried employees, we estimated annual base pay using employees’ base salary as of the Effective Date.  For hourly employees, we estimated annual base pay by combining the employees’ hourly rate as of the Effective Date with their scheduled hours, which generally consists of 40 hours per week for full-time employees.

For purposes of identifying a median employee, we annualized the compensation of newly hired employees who did not work a full calendar year in 2017 to properly reflect their compensation levels.  We did not annualize the compensation of temporary or seasonal employees, and we did not perform any full-time equivalency adjustments.  Amounts in foreign currency were converted from local currency to U.S. dollars using the average monthly exchange rate of each country’s respective currency to U.S. dollars for the 12-month period ended December 31, 2017.  We did not make any cost-of-living adjustments in identifying the median employee.

Once the median employee was identified, we calculated the median employee’s annual total compensation by totaling actual base pay, overtime pay, and Qualified Savings Plan matching contributions.

For 2017, our last completed fiscal year:

•

the annual total compensation of our “median employee” which included base pay, overtime pay, and Qualified Savings Plan matching contributions, and was calculated in accordance with the requirements of the Summary Compensation Table, was $56,715;

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented above, was $4,831,491;
•	based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of other employees was 85 to 1.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee has:

•

Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm;

•

Reviewed related matters and disclosure items, including the Company’s earnings releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and
•

Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG their independence and related matters.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The preceding report has been furnished by the following members of the Audit Committee:

Alan D. Feldman, Chairman
C. Maury Devine
James E. Goodwin

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2017.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers, our directors and our employees generally, may be found on our website under Corporate Governance at www.jbtc.com/investors, and is also available in print (without charge) to any stockholder upon request. A request should be directed to John Bean Technologies Corporation at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of company policies on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Vice President of Internal Audit and the chair of the Audit Committee.

Proposals for the 2019 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2019 Annual Meeting. To be included in the proxy statement and form of proxy for the 2019 Annual Meeting, stockholder proposals must be received not later than November 29, 2018, at our principal executive offices at John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2019 Annual Meeting, we must receive notice at our principal executive offices no earlier than January 11, 2019 and no later than February 10, 2019. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to John Bean Technologies Corporation, c/o the Executive Vice President, General Counsel and Secretary at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602.

Expenses Relating to the Proxy Solicitation

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by our Company. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to aid in the solicitation. For these and other related advisory services, we will pay Morrow Sodali LLC a fee of $5,500 and reimburse it for certain out of pocket costs. In addition, our officers, directors and employees may solicit proxies by telephone or in person without additional compensation for those activities. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and our transfer agent and its affiliates for reasonable out-of-pocket expenses in forwarding such materials to beneficial owners and obtaining the proxies of such owners.

James L. Marvin
Executive Vice President, General
Counsel and Secretary

John Bean Technologies Corporation 70 West Madison Street Suite 4400 Chicago, Illinois 60602	Notice of Annual Meeting of Stockholders May 11, 2018 and Proxy Statement John Bean Technologies Corporation

. Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 10, 2018. Vote by Internet Go to www.envisionreports.com/JBT Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board recommends a vote FOR all nominees; FOR Proposals 2 and 3. + 1. Election of Directors: 01 - C. Maury Devine For Against Abstain For Against Abstain 02 - James M. Ringler For Against Abstain ForAgainst Abstain 2. Approve on an advisory basis a non-binding resolution regarding the compensation of named executive officers. 3. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2018. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02RR0B Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. 2018 Annual Meeting Admission Ticket 2018 Annual Meeting of John Bean Technologies Corporation Stockholders May 11, 2018, 9:30 AM Central Time 70 West Madison Street, 2nd floor Conference Center, Chicago, Illinois 60602 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — John Bean Technologies Corporation Notice of 2018 Annual Meeting of Stockholders 70 West Madison Street, 2nd floor Conference Center, Chicago, Illinois 60602 Proxy Solicited by Board of Directors for Annual Meeting — May 11, 2018 Thomas W. Giacomini, Brian A. Deck and James L. Marvin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 11, 2018 or at any postponement or adjournment thereof. Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing in the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTORS, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS. (Items to be voted appear on reverse side.)